Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

TYLER TECHNOLOGIES, INC.,

BRINSTON ACQUISITION, LLC,

NEW WORLD SYSTEMS CORPORATION,

THE PRINCIPAL SHAREHOLDER IDENTIFIED HEREIN,

AND

THE SHAREHOLDERS’ REPRESENTATIVE IDENTIFIED HEREIN

Dated as of

September 30, 2015

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

1.1	Definitions.	1
1.2	Interpretation.	1

ARTICLE II THE MERGER		1

2.1	The Merger.	1
2.2	Closing.	2
2.3	Closing Deliverables.	2
2.4	Effective Time.	4
2.5	Effects of the Merger.	4
2.6	Certificate of Formation and Company Agreement.	5
2.7	Officers.	5

ARTICLE III EFFECT OF THE MERGER ON THE CAPITAL STOCK AND MEMBERSHIP INTERESTS OF THE CONSTITUENT COMPANIES		5

3.1	Effect on Capital Stock.	5
3.2	Payment, Stock Certificates, and Withholding.	6
3.3	Escrow Account.	9
3.4	Post-Closing Total Merger Consideration Adjustment.	9

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL SHAREHOLDER		11

4.1	Authority; Binding Agreement.	11
4.2	Non-Contravention.	11
4.3	Consents.	11
4.4	Ownership.	11
4.5	Proceedings.	12

ARTICLE V REPRESENTATIONS AND WARRANTIES OF NWS		12

5.1	Due Organization and Qualification.	12
5.2	Authority; Binding Agreement; Dissenter’s Rights.	12
5.3	Non-Contravention.	13
5.4	Consents and Authorizations.	13
5.5	Capitalization.	14
5.6	Subsidiaries.	14
5.7	Financial Statements.	14
5.8	Liabilities and Obligations.	15
5.9	Accounts and Notes Receivable.	15

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5.10	Assets.	16
5.11	Material Customers and Contracts.	16
5.12	Intellectual Property.	17
5.13	Environmental Matters.	19
5.14	Employment.	20
5.15	Employee Benefit Plans.	21
5.16	Insurance.	24
5.17	Litigation and Compliance with Law.	25
5.18	Taxes.	25
5.19	Accounts with Banks and Brokerages; Powers of Attorney.	28
5.20	Absence of Certain Business Practices.	28
5.21	Competing Lines of Business; Related-Party Transactions.	28
5.22	Absence of Changes.	29
5.23	Broker’s or Finder’s Fees.	30
5.24	Accountant.	30
5.25	No Implied Representations.	31

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE TYLER ENTITIES		31

6.1	Due Organization and Authority.	31
6.2	Authority; Binding Agreement.	31
6.3	Non-Contravention.	31
6.4	Consents and Authorizations.	32
6.5	Litigation.	32
6.6	No Prior Operations of Merger LLC.	32
6.7	Tyler Common Stock.	32
6.8	Available Funds.	32
6.9	SEC Reports and Financial Statements.	33
6.10	Broker’s or Finder’s Fees.	34
6.11	No Implied Representations.	34
6.12	Liabilities and Obligations.	34
6.13	Absence of Certain Changes or Events.	34
6.14	Accountant.	34
6.15	Independent Investigation.	34

ARTICLE VII CERTAIN COVENANTS		35

7.1	Conduct of Business.	35
7.2	Access to Information.	36
7.3	Exclusivity.	36
7.4	Shareholder Approval.	37
7.5	Consents, Approvals, Orders, and Authorizations.	38
7.6	Certain Ancillary Documents.	39
7.7	Employee Matters Pre-Closing.	40
7.8	Employee Matters Post-Closing.	41
7.9	Fees and Expenses.	42

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7.10	Public Announcements.	42
7.11	Further Assurances.	42
7.12	Notification of Certain Matters.	42
7.13	Director and Officer Indemnification and Insurance.	43
7.14	Confidentiality.	43
7.15	Debt Financing.	44
7.16	Payment of Notes Payable to Former Shareholders and Employees.	44
7.17	Shareholders’ Access to Books and Records.	44
7.18	Provisions Regarding Legal Representation.	45

ARTICLE VIII TAX MATTERS		45

8.1	Tax-Free Reorganization Matters.	45
8.2	Tax Covenants.	46
8.3	Termination of Existing Tax Sharing Agreements.	46
8.4	Tax Indemnification.	47
8.5	Tax Returns.	48
8.6	Straddle Period.	49
8.7	Contests.	49
8.8	Cooperation and Exchange of Information.	49
8.9	Payments to Tyler.	50
8.10	Tax Treatment of Indemnification Payments.	50
8.11	FIRPTA Statement.	50
8.12	Survival.	50
8.13	Overlap.	50

ARTICLE IX CONDITIONS PRECEDENT		51

9.1	Conditions to Each Party’s Obligation to Effect the Merger.	51
9.2	Conditions to Obligations of the Tyler Entities.	51
9.3	Conditions to Obligation of NWS.	52
9.4	Frustration of Closing Conditions.	52

ARTICLE X TERMINATION, AMENDMENT, AND WAIVER		53

10.1	Termination.	53
10.2	Effect of Termination.	54
10.3	Amendment.	54
10.4	Extension; Waiver.	54
10.5	Procedure for Termination or Amendment.	54
10.6	Termination Fee.	54

ARTICLE XI INDEMNIFICATION		55

11.1	General Indemnification by the Shareholders.	55
11.2	Indemnification by Tyler.	55
11.3	Third Party Claims.	56

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11.4	Non-Third Party Claims.	57
11.5	Survival of Representations and Warranties and Covenants and Agreements.	57
11.6	Certain Limitations.	57
11.7	Payments; Indemnification Escrow Fund.	59
11.8	Tax Treatment of Indemnification Payments.	59
11.9	Exclusive Remedy.	60

ARTICLE XII NONCOMPETITION COVENANTS		60

12.1	Prohibited Activities by the Principal Shareholder.	60
12.2	Equitable Relief.	60
12.3	Reasonable Restraint.	61
12.4	Severability; Reformation.	61
12.5	Material and Independent Covenant.	61

ARTICLE XIII NONDISCLOSURE OF CONFIDENTIAL INFORMATION		61

13.1	General.	61
13.2	Equitable Relief.	61

ARTICLE XIV FEDERAL SECURITIES ACT		62

14.1	Restricted Securities.	62
14.2	Economic Risk; Sophistication; Accredited Investors.	62
14.3	Rule 144 Reporting.	63

ARTICLE XV GENERAL PROVISIONS		64

15.1	Notices.	64
15.2	Assignment.	65
15.3	Entire Agreement, Amendments, and Waiver.	65
15.4	Governing Law; Consent to Jurisdiction; and Dispute Resolution.	65
15.5	Consents and Approvals.	67
15.6	Counterparts.	67
15.7	Severability.	67
15.8	No Third-Party Beneficiaries.	67
15.9	Time of Essence.	67
15.10	Disclosure Schedule.	67
15.11	Enforcement.	68
15.12	Exclusivity of Agreement.	68
15.13	Shareholders’ Representative.	69
15.14	Attorney-Client Privilege.	70
15.15	No Recourse to Financing Sources.	70

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ANNEX I	–	Defined Terms
ANNEX II	–	Interpretation

EXHIBIT A	–	Lock-up Agreement
EXHIBIT B	–	Registration Rights Agreement
EXHIBIT C	–	Voting and Standstill Agreement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 30, 2015, is by and among Tyler Technologies, Inc., a Delaware corporation (“Tyler”), Brinston Acquisition, LLC, a Delaware limited liability company wholly owned by Tyler (“Merger LLC”) (Tyler and Merger LLC are sometimes collectively referred to as the “Tyler Entities” and individually as a “Tyler Entity”), New World Systems Corporation, a Michigan corporation (“NWS”), and Larry D. Leinweber (the “Principal Shareholder” and, in his capacity as the representative of the Shareholders, the “Shareholders’ Representative”) (the Principal Shareholder and the shareholders of NWS listed on Schedule 3.2(b) are sometimes collectively referred to as the “Shareholders” and, individually, each a “Shareholder”). Tyler, Merger LLC, NWS, and the Principal Shareholder are sometimes referred to collectively herein as the “Parties” and individually as a “Party.”

RECITALS

A. The Boards of Directors of NWS and Tyler, and Tyler as the sole member of Merger LLC, have approved and declared advisable this Agreement and the merger of NWS with and into Merger LLC (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.01 per share, of NWS (“NWS Common Stock”), other than shares of NWS Common Stock directly owned by NWS as treasury stock, will be converted into the right to receive the Per Share Merger Consideration.

B. The Parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants, and agreements contained in this Agreement, and subject to the conditions set forth herein, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Capitalized terms used herein and not defined elsewhere in this Agreement shall have the meanings given such terms in Annex I.

1.2 Interpretation. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the terms and provisions of this Agreement shall be interpreted in accordance with Annex II.

ARTICLE II

THE MERGER

2.1 The Merger. In order to consummate a reorganization described in Code Section 368(a)(1)(A), upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Michigan Business Corporation Act (the “Michigan Act”) and the Delaware Limited Liability Company Act (the “Delaware Act”), NWS shall be merged with and into

Merger LLC at the Effective Time. Following the Effective Time, the separate corporate existence of NWS shall cease, and Merger LLC shall continue as the surviving company in the Merger (the “Surviving Company”).

2.2 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Dallas, Texas time, on the later of November 2, 2015 and the first Business Day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in ARTICLE IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), at the offices of Munck Wilson Mandala, LLP, 12770 Coit Road, Suite 600, Dallas, Texas 75251, unless another time, date, or place is agreed to in writing by NWS and Tyler. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” The Closing and exchange of documents may take place by facsimile or other electronic transmission.

2.3 Closing Deliverables. Subject to the terms and conditions set forth in this Agreement, the Parties shall consummate the following transactions with respect to the Closing:

(a) On the Closing Date, NWS and Merger LLC shall cause the Merger Filings to be duly executed and filed in accordance with the Michigan Act and the Delaware Act.

(b) At or prior to the Closing, NWS shall deliver or cause to be delivered to Tyler the following:

(i) the Escrow Agreement, duly executed by the Shareholders’ Representative and the Escrow Agent;

(ii) the Lock-up Agreement duly executed by the Principal Shareholder and certain Shareholders that are Affiliates of the Principal Shareholder;

(iii) the Registration Rights Agreement duly executed by the Principal Shareholder;

(iv) the Voting and Standstill Agreement duly executed by the Principal Shareholder and certain Shareholders that are Affiliates of the Principal Shareholder;

(v) a certificate of the Chief Executive Officer, the Chief Financial Officer, or an Executive Vice President of NWS dated as of the Closing Date certifying, in form and substance reasonably satisfactory to Tyler, that the conditions set forth in Sections 9.1(c), 9.2(a)(ii), 9.2(b)(ii), and 9.2(c) have been met;

(vi) a certificate of the Secretary of NWS dated as of the Closing Date, certifying (A) that attached thereto is a true and correct copy of NWS’s By-laws, (B) that attached thereto are true and complete copies of (1) all resolutions of the board of directors of NWS authorizing and approving the Merger, the execution, delivery, and performance of this Agreement and the Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby and (2) all resolutions of the Shareholders authorizing and approving the Merger and adopting this Agreement, and that in each case such resolutions are in full force and effect and are all the resolutions adopted by the board of directors of NWS and the Shareholders, respectively, in connection with the transactions contemplated hereby, and (C) the names and signatures of the officers of NWS authorized to sign this Agreement, the Ancillary Documents, and the other documents to be delivered hereunder;

(vii) a legal existence or good standing certificate for NWS from the Corporations Division of the Department of Licensing and Regulatory Affairs of the State of Michigan, as of a date within five Business Days immediately preceding the Closing Date;

(viii) certificates of qualification of NWS as a foreign entity from the Secretary of State (or comparable Governmental Authority) of each state, as of a date within five Business Days immediately preceding the Closing Date, set forth on Schedule 5.1(b);

(ix) all minute books of NWS delivered to the location designated by Tyler for such delivery;

(x) the FIRPTA Statement duly executed by NWS;

(xi) accurate and complete copies of all Third Party (including Governmental Authorities) consents, approvals, and notices described on Schedule 5.4(a), or waivers thereof (in each case, other than those that NWS is not required to deliver, as set forth on Schedule 5.4(a)), in form and substance reasonably acceptable to Tyler;

(xii) a legal opinion of Honigman Miller Schwartz and Cohn LLP, counsel for NWS and the Principal Shareholder, dated as of the Closing Date and in a form reasonably acceptable to Tyler; and

(xiii) any other document, certificate, or instrument reasonably requested by Tyler that is reasonably necessary to consummate the transactions contemplated by this Agreement.

(c) At or prior to the Closing, Tyler shall deliver or cause to be delivered the following:

(i) the Escrow Agreement, duly executed by Tyler and the Escrow Agent;

(ii) the Registration Rights Agreement duly executed by Tyler;

(iii) the Voting and Standstill Agreement duly executed by Tyler;

(iv) a certificate of the Secretary of Tyler dated as of the Closing Date certifying that the conditions set forth in Section 9.3 have been met;

(v) a certificate of the Secretary of Tyler dated as of the Closing Date, certifying (A) that attached thereto are true and complete copies of all resolutions of the board of directors of Tyler and by Tyler as the sole member of Merger LLC authorizing and approving the Merger, the execution, delivery, and performance of this Agreement and the Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect and are all the resolutions adopted by the board of directors of Tyler and by Tyler as the sole member of Merger LLC in connection with the transactions contemplated hereby, and (B) the names and signatures of the officers of Tyler authorized to sign this Agreement, the Ancillary Documents, and the other documents to be delivered hereunder;

(vi) a legal existence or good standing certificate for each of Tyler and Merger LLC from the Secretary of State of the State of Delaware, as of a date within five Business Days immediately preceding the Closing Date;

(vii) a legal opinion of Munck Wilson Mandala, LLP, counsel for the Tyler Entities, dated as of the Closing Date and in a form reasonably acceptable to NWS; and

(viii) any other document, certificate, or instrument reasonably requested by NWS that is reasonably necessary to consummate the transactions contemplated by this Agreement.

(d) At the Closing, in accordance with Section 3.2, Tyler shall pay or issue the Closing Cash Consideration and Closing Stock Consideration and deposit the Escrow Amount in the Escrow Account.

2.4 Effective Time. Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the Parties shall file (a) a certificate of merger in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the Michigan Act, and (b) a certificate of merger in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the Delaware Act (collectively, the “Merger Filings”), and shall make all other filings and recordings required under the Michigan Act and the Delaware Act. The Merger shall become effective at such date and time as the Delaware certificate of merger is filed with the Secretary of State of the State of Delaware or at such subsequent date and time as NWS and Merger LLC shall agree and specify in the Merger Filings. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

2.5 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the Delaware Act and the Michigan Act. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of NWS and Merger LLC shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, and duties of each of NWS and Merger LLC shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Company.

2.6 Certificate of Formation and Company Agreement.

(a) The Certificate of Formation of Merger LLC (the “Merger LLC Certificate of Formation”) shall be amended at the Effective Time to change the name of Merger LLC by amending Article First thereof to read as follows:

“The name of the limited liability company is New World Systems LLC.”

As so amended, the Merger LLC Certificate of Formation shall be the Certificate of Formation of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law.

(e) The Limited Liability Company Agreement of Merger LLC (the “Merger LLC Agreement”) shall be amended at the Effective Time by amending the title and Section 2 thereof to reflect the new name of the Surviving Company as set forth in Section 2.6(a). As so amended, the Merger LLC Agreement shall be the limited liability company agreement of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law.

2.7 Officers. The officers of Merger LLC immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors or additional officers are duly elected and qualified, as the case may be.

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK AND MEMBERSHIP

INTERESTS OF THE CONSTITUENT COMPANIES

3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of NWS Common Stock or any membership interests of Merger LLC:

(a) Cancellation of Treasury Stock. Each share of NWS Common Stock that is directly owned by NWS, as treasury stock, shall automatically be canceled at the Effective Time and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Conversion of NWS Common Stock. At the Effective Time, by virtue of the Merger, and without any action on the part of any holder of any capital stock of NWS, each share of NWS Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, and become exchangeable for consideration with an agreed value equal to $204.6864 (assuming 3,273,300 shares of NWS Common Stock will be issued and outstanding immediately prior to the Effective Time) as adjusted pursuant to Section 3.4 (the “Per Share Merger Consideration”), which shall be payable in cash and/or shares of Tyler Common Stock in accordance with Section 3.2(b). At the Effective Time, all such shares of NWS Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of NWS Common Stock (each, a “Stock Certificate”) shall cease to have any rights with respect thereto, except the right to receive, subject to the terms and conditions of this Agreement, the Per Share Merger Consideration.

(c) Membership Interests of Merger LLC. The membership interests of Merger LLC issued and outstanding immediately prior to the Effective Time shall remain outstanding after the Effective Time as the membership interests of the Surviving Company, which shall continue to be a wholly owned subsidiary of Tyler.

3.2 Payment, Stock Certificates, and Withholding.

(a) Payment Defined Terms. For purposes of this Agreement, the following terms shall have the meanings indicated:

(i) The term “Total Merger Consideration” means the sum of (A) an aggregate of THREE HUNDRED SIXTY MILLION DOLLARS ($360,000,000.00), plus (B) an amount equal to the Closing Working Capital (collectively, the “Total Cash Consideration”), plus (C) an aggregate of TWO MILLION ONE HUNDRED THIRTY-SIX THOUSAND TWO HUNDRED SEVEN (2,136,207) shares of Tyler Common Stock with an aggregate value of THREE HUNDRED TEN MILLION DOLLARS ($310,000,000.00) based on the Average Trading Price (“Total Stock Consideration”), subject to the post-closing adjustment provisions set forth in Section 3.4.

(ii) The term “Closing Merger Consideration” means the Total Merger Consideration less the Escrow Amount. The “Closing Cash Consideration” means the Total Cash Consideration less the Escrowed Cash less the Working Capital Holdback. The “Closing Stock Consideration” means the Total Stock Consideration less the Escrowed Shares; provided that for purposes of calculating the Closing Cash Consideration, the Total Cash Consideration shall be calculated based on the Estimated Working Capital.

(b) Payment of Closing Merger Consideration.

(i) Schedule 3.2(b) sets forth the allocation by NWS of the Total Merger Consideration (including the Total Cash Consideration and the Total Stock Consideration) and the Closing Merger Consideration (including the Closing Cash Consideration and the Closing Stock Consideration) among the Shareholders, provided (A) that each Shareholder shall receive an amount equal in value to the Per Share Merger Consideration with respect to each share of NWS Common Stock held by such Shareholder immediately prior to the Effective Time and (B) that each Shareholder is an “accredited investor,” as that term is defined in Regulation D of the Securities Act. Schedule 3.2(b) shall not provide for the issuance of any fractional shares of Tyler Common Stock. Schedule 3.2(b) also sets forth any required withholding amounts, in accordance with Section 3.2(h), for any Shareholder. If (x) there are any changes in the ownership of the shares of NWS Common Stock as permitted pursuant to Section 3.2(d), prior to the Closing Date or (y) Tyler reasonably determines that any Shareholder is not an “accredited investor,” as that term is defined in Regulation D of the Securities Act (in which case, such Shareholder shall only be allocated Total Cash Consideration and

Closing Cash Consideration and any portion of the Total Stock Consideration otherwise allocable to such Shareholder shall instead be allocated to the Shareholders who are “accredited investors” pro rata based on the total number of shares of NWS Common Stock held by the “accredited investor” Shareholders), no later than five Business Days prior to the Closing Date NWS shall deliver to the Tyler Entities an updated Schedule 3.2(b) reflecting any such change in ownership.

(ii) At the Effective Time, Tyler shall, in accordance with this Section 3.2, Schedule 3.2(b), and the Estimated Closing Statement, (A) pay the Closing Cash Consideration to the Shareholders by wire transfer of immediately available funds in accordance with the respective wiring instructions provided by NWS to Tyler not later than five Business Days prior to the Closing Date (the “Wiring Instructions”) and (B) issue the Closing Stock Consideration to the Shareholders by sending, and providing a copy to the Shareholders of, an irrevocable instruction letter to Tyler’s transfer agent, in form and substance reasonably satisfactory to NWS, directing that certificates evidencing the Closing Stock Consideration to be delivered to the Shareholders by mailing to the respective addresses provided by NWS to Tyler not later than five Business Days after the Closing Date.

(c) Stock Certificate Exchange Procedures. At the Closing, each holder of record of a Stock Certificate shall deliver to Tyler a stock power (which shall be in customary form satisfactory to Tyler) and each Stock Certificate held of record by such holder. Each such holder of record of a Stock Certificate shall, upon surrender of each such Stock Certificate, together with the duly executed stock power, be entitled to receive in exchange therefor the amount of cash from the Closing Cash Consideration and the amount of shares of Tyler Common Stock from the Closing Stock Consideration as set forth for such Shareholder on Schedule 3.2(b). Each Stock Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 3.2(c), each such Stock Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration that the holder thereof has the right to receive in respect of such Stock Certificate pursuant to this ARTICLE III. The Principal Shareholder agrees promptly to cure and the Shareholders’ Representative shall use his best efforts to cause each other Shareholder promptly to cure any deficiencies with respect to such stock powers or otherwise with respect to the exchange of the Stock Certificates.

(d) Issuances or Transfers of NWS Common Stock. Except as provided in this Section 3.2(d), as of the date of this Agreement, the stock transfer books of NWS shall be closed and there shall be no further registration of issuances or other transfers on the stock record books of NWS of the shares of NWS Common Stock. On or before the fifth Business Day prior to the Closing, the following transfers or issuances of new shares of NWS Common Stock shall be permitted:

(i) transfers for estate planning or Tax purposes;

(ii) transfers permitted under any agreement between NWS and a Shareholder, a copy of which has been made available to Tyler;

(iii) transfers among Shareholders; and

(iv) issuances in connection with the NWS Performance Incentive Plan.

NWS shall give prompt notice to Tyler of any such transfer or issuance.

(e) No Further Ownership Rights in NWS Common Stock. The Closing Merger Consideration paid or issued upon the surrender of Stock Certificates in accordance with the terms of this ARTICLE III, subject to the indemnification provisions set forth herein, the post-Closing adjustment provisions set forth in Section 3.4 and to the rights of the Shareholders with respect to the Working Capital Holdback and the Escrow Amount as provided herein and pursuant to the Escrow Agreement, shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of NWS Common Stock formerly represented by such Stock Certificates.

(f) Lost Stock Certificates. If any Stock Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Stock Certificate to be lost, stolen, or destroyed, the Surviving Company shall deliver in exchange for such lost, stolen, or destroyed Stock Certificate the Closing Merger Consideration with respect to the number of shares of NWS Common Stock evidenced thereby as set forth on Schedule 3.2(b) for such Shareholder.

(g) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of NWS shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Per Share Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

(h) Withholding. As set forth on, and only as set forth on, Schedule 3.2(b) there shall be deducted and withheld from the consideration otherwise payable pursuant to this Agreement to any holder of shares of NWS Common Stock such amounts of Taxes as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local, or foreign Tax Law. Tyler or the Surviving Company, as applicable, shall promptly pay over, or cause to be promptly paid over, to the appropriate Governmental Authority responsible for Taxes all such Taxes and promptly provide evidence of such payment to the Shareholders’ Representative. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority responsible for Taxes by Tyler or the Surviving Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of NWS Common Stock, in respect of which such deduction and withholding was made by Tyler or the Surviving Company, as applicable. In no event shall Tyler or the Surviving Company withhold under FIRPTA, provided that NWS delivers the FIRPTA Statement as provided in Section 8.11. The Parties agree to cooperate to minimize the amount of any withholding pursuant to this Section 3.2(h).

3.3 Escrow Account. At the Closing, Tyler shall pay and deliver the Escrow Amount to the Escrow Agent (a) with respect to the cash portion of the Escrow Amount, $18,000,000.00 (the “Escrowed Cash”) in cash by wire transfer of immediately available funds for deposit in the Escrow Account and (b) with respect to the stock portion of the Escrow Amount, by sending, and providing a copy to the Escrow Agent and the Shareholders’ Representative of, an irrevocable instruction letter to Tyler’s transfer agent, in form and substance reasonably satisfactory to the Escrow Agent and the Shareholders’ Representative, directing that certificates evidencing 106,810 shares of Tyler Common Stock (the “Escrowed Shares”) be delivered to the Escrow Agent, in each case in accordance with the Escrow Agreement. Schedule 3.2(b) sets forth the allocation of the Escrowed Cash and the Escrowed Shares among the Shareholders based upon the allocation of Total Cash Consideration and Total Stock Consideration, respectively, among them. Promptly following the execution of this Agreement, Tyler and the Shareholders’ Representative agree to negotiate in good faith the form and substance of the Escrow Agreement, which shall be in accordance with this Agreement and otherwise reasonably satisfactory to each of Tyler and the Shareholders’ Representative. The Escrow Amount shall be held and distributed in accordance with the terms of the Escrow Agreement to satisfy (i) any post-Closing adjustments to the Total Merger Consideration in favor of Tyler pursuant to Section 3.4(e) in excess of the Working Capital Holdback, and (ii) any and all indemnification obligations of the Principal Shareholder and the Shareholders’ Representative pursuant to ARTICLE VIII and ARTICLE XI, subject to the limitations set forth in this Agreement. The fees of the Escrow Agent shall be shared equally (50%/50%) by the Shareholders and Tyler.

3.4 Post-Closing Total Merger Consideration Adjustment.

(a) Not later than three Business Days prior to the Closing Date, NWS shall prepare and deliver to Tyler a good faith estimate of the Closing Balance Sheet (the “Estimated Closing Balance Sheet”), including a calculation of estimated Closing Working Capital (the “Estimated Closing Working Capital”) and the resulting Closing Cash Consideration (the “Estimated Closing Statement”). Notwithstanding anything in this Agreement to the contrary, the Principal Shareholder may cause NWS to make cash distributions to the Shareholders prior to the Closing, but only to the extent the Principal Shareholder reasonably believes that the Closing Working Capital will be equal to or greater than zero.

(b) As promptly as practicable, but in no event later than 90 days after the Closing Date, Tyler shall in good faith prepare and deliver to the Shareholders’ Representative an unaudited balance sheet of NWS as of the close of business on the Closing Date (the “Closing Balance Sheet”), and set forth Tyler’s calculation of the Closing Working Capital, in each case prepared in accordance with GAAP (provided that the Closing Balance Sheet need not contain footnote disclosures) and the Accounting Guidelines. Tyler shall permit the Shareholders’ Representative and his Representatives to have full access to the books, records, and other documents of NWS or the Surviving Company, as applicable, necessary for the Shareholders’ Representative and his Representatives to review Tyler’s preparation of the Closing Balance Sheet and Tyler’s calculation of the Closing Working Capital.

(c) If the Shareholders’ Representative disagrees with any part of Tyler’s calculation of the Closing Working Capital, the Shareholders’ Representative shall, within 30 days after the Shareholders’ Representative’s receipt of the Closing Balance Sheet and Tyler’s calculation of the Closing Working Capital, notify Tyler in writing of such disagreement by setting forth the Shareholders’ Representative’s calculation of the Closing Working Capital and describing in reasonable detail the basis for such disagreement (an “Objection Notice”). If an Objection Notice is delivered to Tyler, then the Shareholders’ Representative and Tyler shall negotiate in good faith to resolve their disagreements with respect to the computation of the Closing Working Capital. If the Shareholders’ Representative and Tyler are unable to resolve all such disagreements within 30 days after Tyler’s receipt of the Objection Notice, the Shareholders’ Representative and Tyler shall submit such remaining disagreements to BDO USA LLP, or if such firm declines, such other nationally or regionally-recognized accounting firm as is acceptable to the Shareholders’ Representative and Tyler (the “Accountant”).

(d) The Accountant shall resolve all remaining disagreements with respect to the computation of the Closing Working Capital as soon as practicable, but in no event later than 60 days after its retention. The Accountant shall consider only those items and amounts in Tyler’s and the Shareholders’ Representative’s respective calculations of the Closing Working Capital that are identified as being items and amounts to which Tyler and the Shareholders’ Representative have been unable to agree. In resolving any disputed item, the Accountant may not assign a value to any item greater than the greatest value for such item claimed by either Tyler or the Shareholders’ Representative or less than the smallest value for such item claimed by either Tyler or the Shareholders’ Representative. The Accountant’s determination of the Closing Working Capital shall be based solely on written materials submitted by Tyler and the Shareholders’ Representative (i.e., not on an independent review) and on the definition of “NWS Working Capital” included in this Agreement and made in accordance with GAAP, the Accounting Guidelines, and the terms of this Agreement. The determination of the Accountant shall be conclusive and binding upon the Parties. The costs and expenses of the Accountant in determining the Closing Working Capital shall be borne by the Party whose calculation of the Closing Working Capital reflects the larger variance from the Accountant’s determination of the Closing Working Capital. The full amount of such costs and expenses shall be paid directly by Tyler or the Surviving Company, but if such costs and expenses are to be borne by the Shareholders’ Representative, Tyler shall deduct such amount from the Working Capital Holdback. The Closing Working Capital, as finally determined pursuant to this Section 3.4, shall be referred to as the “Final Closing Working Capital.”

(e) Within five Business Days after the earlier of (i) the Shareholders’ Representative’s confirmation that he agrees with Tyler’s calculation of the Closing Working Capital as set forth on the Closing Balance Sheet, (ii) the expiration of the 30-day notice period pursuant to Section 3.4(c) without receipt of an Objection Notice from the Shareholders’ Representative, or (iii) the final resolution of any dispute pursuant to Sections 3.4(c) or 3.4(d):

(i) if the Final Closing Working Capital exceeds (or is equal to) the Estimated Closing Working Capital, then Tyler shall pay an amount in cash equal to the Working Capital Holdback plus the amount of such excess to the Shareholders based on their respective Pro Rata Shares, by wire transfer of immediately available funds in accordance with the Wiring Instructions; and

(ii) if the Final Closing Working Capital is less than the Estimated Working Capital, then Tyler shall deduct such amount from the Working Capital

Holdback and pay the remaining amount of the Working Capital Holdback to the Shareholders based on their respective Pro Rata Shares, by wire transfer of immediately available funds in accordance with the Wiring Instructions. If the Working Capital Holdback is insufficient to compensate Tyler, then Tyler and the Shareholders’ Representative shall deliver joint written instructions to the Escrow Agent to disburse to Tyler a portion of the Escrowed Cash equal to the amount of such deficiency.

(f) Any payments made pursuant to this Section 3.4 shall be treated as an adjustment to the Total Merger Consideration by the Parties for Tax purposes, unless otherwise required by applicable Tax Law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL SHAREHOLDER

The Principal Shareholder represents and warrants to the Tyler Entities as follows:

4.1 Authority; Binding Agreement. The Principal Shareholder has the full right, power, and authority to enter into this Agreement and the Ancillary Documents to which it is a party and to effect the transactions contemplated hereby and thereby. This Agreement has been, and the Ancillary Documents to which the Principal Shareholder is a party will be, duly executed and delivered by the Principal Shareholder and, assuming the due authorization, execution, and delivery hereof and thereof by each of the Tyler Entities, NWS, and the other Shareholders that are parties thereto, constitutes, or with respect to such Ancillary Documents upon execution and delivery will each constitute, a valid and binding obligation of the Principal Shareholder, enforceable against the Principal Shareholder in accordance with its terms subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally and (b) general equitable principles.

4.2 Non-Contravention. The execution, delivery, and performance of this Agreement by the Principal Shareholder do not, and the execution, delivery, and performance by the Principal Shareholder of the Ancillary Documents to which he is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger, will not, (a) result in any breach, violation, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or right of a Third Party or loss of a benefit under, any agreement to which the Principal Shareholder is a party, or (c) violate any judgment, order, decree, or Law applicable to the Principal Shareholder.

4.3 Consents. No Authorization of, action by or in respect of, or registration, declaration, or filing with, or notice to, any Governmental Authority or consent or approval by or notice to any other Third Party is required to be obtained or made by or with respect to the Principal Shareholder in connection with the execution and delivery of this Agreement, and the Ancillary Documents to which the Principal Shareholder is a party, by the Principal Shareholder or the consummation by the Principal Shareholder of the Merger or the other transactions contemplated hereby or thereby.

4.4 Ownership. The Principal Shareholder beneficially owns, as determined in accordance with Rule 13d-3 under the Exchange Act, the number of shares of NWS Common

Stock set forth on Schedule 4.4 together with the name of the respective record Shareholder thereof, free and clear of all Encumbrances. Except as set forth on Schedule 4.4, there are no outstanding agreements with respect to the ownership, transfer, or voting of the shares of NWS Common Stock beneficially owned by the Principal Shareholder.

4.5 Proceedings. There are no Proceedings, pending or, to the Knowledge of the Principal Shareholder, threatened against or affecting either the Principal Shareholder or the shares of NWS Common Stock owned by the Principal Shareholder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF NWS

NWS represents and warrants to the Tyler Entities as follows:

5.1 Due Organization and Qualification.

(a) NWS is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Michigan and has the requisite corporate power and authority to carry on its business as it is now being conducted, to enter into this Agreement and the Ancillary Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby, including the Merger. True, complete, and correct copies of the Articles of Incorporation and By-laws of NWS, each as amended, have been made available to Tyler. Correct and complete copies of all stock records and minute books of NWS have been made available to Tyler and are correct and complete in all material respects.

(b) NWS is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership, leasing, or operation of its properties makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such jurisdiction in which NWS is qualified to do business is set forth on Schedule 5.1(b).

5.2 Authority; Binding Agreement; Dissenter’s Rights. The execution, delivery, and performance by NWS of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, have been duly authorized by all necessary corporate action on the part of NWS, including by the board of directors of NWS and by the Shareholders. This Agreement has been, and the Ancillary Documents to which NWS is a party will be, duly executed and delivered by NWS and, assuming the due authorization, execution, and delivery hereof and thereof by each of the Tyler Entities and by the Shareholders that are parties thereto, constitutes or, with respect to such Ancillary Documents upon execution and delivery will each constitute, a valid and binding obligation of NWS, enforceable against NWS in accordance with its terms, subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally and (b) general equitable principles. Upon execution of the Shareholder Consent and delivery of the Shareholder Notice in accordance with Section 7.4, no Shareholder will have dissenter’s rights under the Michigan Act with respect to the Merger.

5.3 Non-Contravention. The execution, delivery, and performance by NWS of this Agreement do not, and the execution, delivery, and performance by NWS of the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger, will not, (a) violate the Articles of Incorporation or By-laws of NWS, (b) except as set forth on Schedule 5.3 or Schedule 5.4(a), result in any breach, violation, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or right of a Third Party or adversely affect any rights of NWS under, or result in the creation of any Encumbrance upon any of the properties or assets of NWS under, any Material Contract, or (c) subject to the Authorizations or filings referred to in Section 5.4(a), violate any judgment, order, decree, or Law applicable to NWS, other than, in the case of clauses (b) and (c), any such conflicts, breaches, violations, defaults, rights, losses, or Encumbrances that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.4 Consents and Authorizations.

(a) No Authorization of, action by or in respect of, or registration, declaration, or filing with, or notice to, any Governmental Authority or consent or approval by or notice to any other Third Party is required to be obtained or made by or with respect to NWS in connection with the execution and delivery of this Agreement, and the Ancillary Documents to which it is a party, by NWS or the consummation by NWS of the Merger or the other transactions contemplated hereby or thereby, except for: (i) the Merger Filings; (ii) the filing of a pre-merger notification and report form by NWS under the HSR Act and receipt of the HSR Approval; (iii) as set forth on Schedule 5.4(a); and (iv) such other Authorizations or Third Party consents, approvals, or notices, the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect and would not prevent or materially delay consummation of the Merger and the other transactions contemplated hereby.

(b) NWS has obtained all Authorizations that are necessary to carry on the businesses conducted by it as currently conducted, except for any such Authorization with respect to which the failure of NWS to possess would not reasonably be expected to have a Material Adverse Effect. To NWS’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) would reasonably be expected to constitute or result in a violation by NWS of, or a failure to comply with the terms of, any Authorization, other than any violation or failure that would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.4(b), NWS has not received from any Governmental Authority specific written notification that any such Authorization (i) is not in full force and effect, (ii) has been violated in any respect, or (iii) is subject to any suspension, revocation, modification, or cancellation in any circumstance that, in each case, would reasonably be expected to have a Material Adverse Effect. There is no Proceeding pending or, to NWS’s Knowledge, threatened regarding suspension, revocation, modification, or cancellation of any of such Authorizations, except in any circumstances in which the suspension, revocation, modification, or cancellation of such Authorizations would not reasonably be expected to have a Material Adverse Effect.

5.5 Capitalization. All of the issued and outstanding shares of capital stock of NWS are owned of record and beneficially as set forth on Schedule 5.5. NWS has no preferred stock authorized, issued, or outstanding. All of the issued and outstanding shares of NWS Common Stock have been duly authorized and validly issued and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person. Except as set forth on Schedule 5.5, there are not, and on the Closing Date there will not be, outstanding (a) any shares of capital stock or other equity interests of NWS, (b) any options, warrants, or other rights to purchase from NWS any equity interests of NWS, (c) any securities convertible into or exchangeable for shares of any such equity interests, or (d) any other commitments of any kind for the issuance of additional shares of NWS Common Stock, preferred stock, or options, warrants, or other securities of NWS. Except as set forth on Schedule 5.5, there are no outstanding agreements with respect to the ownership, transfer, or voting of the shares of NWS Common Stock.

5.6 Subsidiaries. Except as set forth on Schedule 5.6, NWS does not own, and has not owned in the past, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into or exchangeable for capital stock, or any other equity interest in any Person relating to NWS’s business or operations. Except as set forth on Schedule 5.6, NWS is not a participant in any net profits arrangement, joint venture, partnership, profit participation limited partnership, limited liability company, or other noncorporate entity.

5.7 Financial Statements.

(a) NWS has made available to the Tyler Entities complete and correct copies of the following financial statements:

(i) the audited balance sheets of NWS as of December 31, 2012, 2013, and 2014 and the related audited income statements and statements of shareholders’ equity and cash flows for each of the years then ended, together with the related notes, schedules, and report of NWS’s independent accountants (such balance sheets and the related income statements and the related notes and schedules of NWS are referred to herein as the “Year-End Financial Statements”); and

(ii) the unaudited balance sheet (the “Interim Balance Sheet”) of NWS as of August 31, 2015 (the “Balance Sheet Date”) and the related unaudited income statement for the interim period ended on the Balance Sheet Date (such Interim Balance Sheet and the related statement of operations are referred to herein as the “Interim Financial Statements” and, together with the Year-End Financial Statements, the “Financial Statements”).

(b) Except as set forth on Schedule 5.7(b), the Financial Statements have been prepared from the books and records of NWS in conformity with GAAP in all material respects (subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes) and fairly present, in all material respects, the financial position and results of operations of NWS as of the dates of such statements and for the periods covered thereby. The Financial Statements are attached to Schedule 5.7(b). Except as set forth on Schedule 5.7(b), the income statements included in the Financial Statements do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein, and the Year-End Financial Statements include all adjustments, which consist only of normal recurring accruals, necessary for such fair presentation in all material respects. Except as set forth on Schedule 5.7(b) or contained in the Financial Statements, NWS has no Knowledge that it has, as of the Balance Sheet Date, any contingent liabilities of a type required to be reflected on a balance sheet prepared in accordance with GAAP. Except as set forth on Schedule 5.7(b), since January 1, 2012, NWS has maintained a system of internal accounting controls sufficient to provide reasonable assurance that NWS’s material transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP. The books of account of NWS have been kept accurately in all material respects in the ordinary course of business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets, and liabilities of NWS have been properly recorded therein in all material respects.

5.8 Liabilities and Obligations.

(a) Except as set forth on Schedule 5.8(a), NWS does not have any liabilities or obligations of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (i) those (A) that are accrued, reserved against in the Financial Statements or reflected thereon or (B) that were incurred after the Balance Sheet Date in the ordinary course of business, are not material in amount, and (ii) those arising under existing Contracts.

(b) Attached to Schedule 5.8(b) are (i) a schedule setting forth information regarding NWS’s outstanding indebtedness for borrowed money (including overdrafts) as of the Balance Sheet Date, including outstanding principal amounts, accrued interest, interest rates, account and creditor information, and applicable prepayment penalties, and (ii) a schedule of NWS’s Deferred Revenue Liabilities as of the Balance Sheet Date.

(c) Except as described in Section 5.8(a), as disclosed pursuant to another representation and warranty in this ARTICLE V, pursuant to a Contract, or as otherwise set forth on Schedule 5.8(c), to NWS’ Knowledge, NWS has no material liabilities or obligations.

5.9 Accounts and Notes Receivable. Schedule 5.9 sets forth an accurate list of the accounts and notes receivable of NWS as of the Balance Sheet Date and of the accounts and notes receivable of NWS invoiced between the Balance Sheet Date and the fifth Business Day preceding the date of this Agreement (including with respect to each such invoice, the invoice number, the invoice date, the customer name, and the amount of such invoice), including any such amounts which are not reflected in the Interim Balance Sheet. Receivables from and advances to employees, NWS, the Shareholders, or any Persons related to or Affiliates of the Shareholders are separately identified on Schedule 5.9. Schedule 5.9 also sets forth an accurate aging of all accounts and notes receivable as of the Balance Sheet Date, showing amounts due in 30-day aging categories (up to 120 plus days). The trade and other accounts receivable of NWS, including those classified as current assets on the Interim Balance Sheet, are bona fide receivables, were acquired in the ordinary course of business, were stated in accordance with GAAP and, as of the Balance Sheet Date and the fifth Business Day preceding the date of this Agreement, respectively, were collectible in the amounts shown on Schedule 5.9, net of reserves reflected in the Interim Financial Statements with respect to the accounts receivable as of the

Balance Sheet Date, assuming the employment of collection efforts consistent with the past practices of NWS. Nothing contained in this Section 5.9 shall be construed as a guaranty of collection of any accounts receivable.

5.10 Assets.

(a) NWS is in possession of and has good and marketable title to, a valid right to use, or has a valid leasehold or license interests under, all of its tangible assets, including all of the assets reflected on the Balance Sheet or acquired since the date of the Balance Sheet (except those sold or otherwise disposed of since the date of the Balance Sheet in the ordinary course of business consistent with past practice), and except for any deficiencies in title that, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect (such tangible personal properties are collectively “Fixed Assets”), in each case free and clear of any and all Encumbrances other than Permitted Encumbrances and those listed on Schedule 5.10(a).

(b) Except as set forth on Schedule 5.10(b), NWS does not own any real property. Schedule 5.10(b) contains a list of all real property owned (the “Owned Real Property”) or leased by NWS (the “Leased Real Property”) under a lease (each, a “Lease”). Except as set forth on Schedule 5.10(b), with respect to the Owned Real Property: (i) NWS has fee simple title to each parcel or tract of real property owned by it, subject to all matters recorded of record encumbering such property, (ii) no breach or default by NWS exists as to any matter of record encumbering such property, other than breaches or defaults that would not reasonably be expected to result in title to such property being divested from NWS or have, individually or in the aggregate, a Material Adverse Effect, and (iii) NWS’s possession and quiet enjoyment of the Owned Real Property has not been disturbed in any material respect. Except as set forth on Schedule 5.10(b), with respect to each of the Leases: (A) NWS has a valid and enforceable leasehold interest in each parcel or tract of real property leased by it, (B) no breach or default by NWS or lessor exists thereunder, other than breaches or defaults that would not reasonably be expected to result in termination of the Lease or have, individually or in the aggregate, a Material Adverse Effect, (C) NWS’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed in any material respect, and (D) to NWS’s Knowledge, no security deposit or portion thereof deposited under such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full.

(c) Except as described on Schedule 5.10(c), the tangible and intangible assets of NWS are sufficient to conduct the business of NWS as conducted at the Balance Sheet Date, except for dispositions of assets since such date in the ordinary course of business. No Person other than NWS owns or has any rights in any assets or property used to carry on the business or operations of NWS, other than Licensed Intellectual Property set forth on Schedule 5.11.

5.11 Material Customers and Contracts.

(a) Schedule 5.11 sets forth an accurate list of (i) each customer that represents 2% or more of NWS’s revenues for the fiscal year ended December 31, 2014 or the interim period ended on the Balance Sheet Date (the “Material Customers”), and (ii) (A) each executory Contract, warranty, or commitment to which NWS is currently a party or by which it or any of its properties is bound that is material to the business of NWS and under which NWS expects to receive revenue or make payments in excess of $1,000,000 in any fiscal year, (B) each promissory note, security agreement, guaranty agreement, and mortgage or deed of trust, or any similar instrument, to which NWS is a party, (C) each operating lease in excess of $100,000 per annum and each capital lease to which NWS is a party with respect to equipment or other personal property regardless of the dollar amount thereof, and (D) the licenses, sub-licenses, agreements, or permissions with respect to NWS’s use of Licensed Intellectual Property (including a description of such Licensed Intellectual Property). For purposes of this Agreement, “Material Contracts” means (1) the Contracts described in clause (ii) above, (2) the Leases described on Schedule 5.10(b), (3) the non-competition agreements described on Schedule 5.11(d), and (4) the employment agreements described on Schedule 5.14(b).

(b) Except to the extent set forth on Schedule 5.11, since the end of NWS’s last fiscal year (i) no Material Customer has canceled or substantially reduced or, to the Knowledge of NWS, has threatened in writing to cancel or substantially reduce its purchases of any of NWS’s products or services, and (ii) NWS is in compliance in all respects with all material commitments and obligations pertaining to it, and is not in default under, any of the Material Contracts, in each case, except for matters that are the subject of ongoing discussions with customers in the ordinary course of business. To NWS’s Knowledge, (i) no other party to a Material Contract is in material breach thereof or in material default thereunder, and (ii) no event has occurred that would constitute a material breach or material default by NWS or any other party thereto (including with the giving of notice or lapse of time or both). No written notice of material default or material dispute has been received by NWS with respect to a Material Contract, and NWS has no Knowledge of any basis therefor. To NWS’s Knowledge, no other party to any Material Contract is currently entitled, or will be become entitled as a result of the Merger, to receive software source code or other physical embodiment of any Intellectual Property.

(c) Except to the extent set forth on Schedule 5.11, to NWS’s Knowledge, NWS is not a party to any Material Contract that is currently subject to a written request or agreement to redetermine or renegotiate the price.

(d) Schedule 5.11(d) sets forth all agreements containing covenants not to compete to which NWS is bound or which benefit NWS.

5.12 Intellectual Property.

(a) Schedule 5.12 describes all: (i) registered trademarks, including applications therefor; (ii) material common law trademarks asserted by NWS; (iii) trade names or brand names; (iv) patents, including applications therefor; (v) registered copyrights, including applications therefor; (vi) all internet domain names, in each of the above cases as currently owned by NWS and (vii) material Software offered by NWS for sale or license to customers in the ordinary course of business. The Intellectual Property described on Schedule 5.12, except for such material Software that is licensed by NWS as set forth on Schedule 5.12, is referred to herein as the “Owned Intellectual Property.”

(b) NWS possesses all right, title, and interest in and to all of the Owned Intellectual Property, free and clear of any Encumbrances other than Permitted Encumbrances. To NWS’s Knowledge, no Person has either asserted any rights in, or any other right of use with respect to, the Owned Intellectual Property. To NWS’s Knowledge, NWS does not have any obligation to compensate any Person for any development, license, or modification, use, sale, or distribution of any of the Owned Intellectual Property, except as described on Schedule 5.12. Except as set forth on Schedule 5.12, to the Knowledge of NWS, there is no unauthorized use, disclosure, infringement, or misappropriation of any Owned Intellectual Property by any current or former employee of NWS or other Third Party. None of the Owned Intellectual Property has been adjudicated by a United States court to be invalid or unenforceable, in whole or in part, and to NWS’s Knowledge, the Owned Intellectual Property is valid and enforceable, and NWS has not received any written notice from a Third Party alleging that any Owned Intellectual Property is invalid or unenforceable. No Owned Intellectual Property is subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement, or other disposition of any dispute in a United States court regarding any Owned Intellectual Property.

(c) The Owned Intellectual Property, together with (i) the Intellectual Property licensed by NWS pursuant to a Contract described on Schedule 5.11 and (ii) the material Software described in Section 5.12(a)(vii) and on Schedule 5.12 that is licensed by NWS (collectively, the “Licensed Intellectual Property”), constitutes all of the material Intellectual Property necessary for the conduct of NWS’s business as conducted on the date of this Agreement and the Closing Date.

(d) To the Knowledge of NWS, the conduct and operation of NWS’s business does not infringe, misappropriate, dilute, violate, or otherwise impair any valid Intellectual Property right of any other Person. There is (i) no Proceeding pending, or to NWS’s Knowledge, threatened, with respect to the Owned Intellectual Property, or (ii) no judgment or order regarding any Proceeding has been rendered by any competent Governmental Authority and no settlement agreement or similar contractual obligation has been entered into by NWS with respect to any Proceeding regarding the Owned Intellectual Property.

(e) To the Knowledge of NWS, no Third Party has any rights to terminate any assignment or license to NWS with respect to the Owned Intellectual Property or the Licensed Intellectual Property.

(f) Except as set forth on Schedule 5.12(f) or in the ordinary course of business, NWS has not agreed to indemnify any entity or Person for any infringement of any Intellectual Property of any Third Party in connection with the providing, selling, licensing, marketing, or distributing any NWS products or services.

(g) To NWS’s Knowledge, its business as currently conducted does not involve the use or development of, or engagement in, encryption technology, or other technology, the development, commercialization, or export of which is restricted under applicable Law.

(h) NWS employed commercially reasonable efforts to ensure that all source code for the Software created by NWS employees involved in its business (“NWS Developed

Software”) is documented in accordance with industry standards. To NWS’s Knowledge, no portion of the NWS Developed Software and no other Software constituting Owned Intellectual Property, contains any disabling mechanism or protection feature designed to prevent its use, computer virus, worm, Software lock, drop dead device, trojan-horse routine, trap door, or time bomb that may be used to access, modify, delete, damage, or disable any computer system.

(i) NWS owns or has a valid and enforceable right to use all material Internal Use Software, and all computer hardware and telecommunications systems used by NWS (the “Information Systems”). The Internal Use Software and the Information Systems, and NWS’s rights with respect to the Internal Use Software and Information Systems, are adequate in all material respects to serve the needs of its business in the manner and to the extent presently conducted. To NWS’s Knowledge, NWS’s back-up and disaster recovery plans and policies adopted or in effect with respect to the Internal Use Software, the Information Systems, and the information and data used in the conduct of NWS’s business in the manner and to the extent presently conducted are adequate to meet the needs of the business of NWS as presently conducted.

(j) Notwithstanding anything to the contrary in this Agreement, this Section 5.12 contains all representations and warranties made by NWS in this Agreement with respect to compliance with Laws related to Intellectual Property.

5.13 Environmental Matters. Except as set forth on Schedule 5.13, (a) NWS has complied with and is in compliance, in all material respects, with all Environmental, Health, and Safety Laws, including Environmental, Health, and Safety Laws relating to air, water, land, and the generation, storage, use, handling, transportation, treatment, or disposal of Hazardous Substances; (b) NWS has obtained and complied, in all material respects, with all necessary permits and other approvals necessary to treat, transport, store, dispose of, and otherwise handle Hazardous Substances and has reported, to the extent required by all Environmental, Health, and Safety Laws, all past and present sites owned or operated by NWS where Hazardous Substances have been treated, stored, disposed of, or otherwise handled; (c) there have been no “releases” or threats of “releases” (as defined in any Environmental, Health, and Safety Laws) at, from, in, or on any property owned or operated by NWS in violation of any Environmental, Health, and Safety Laws; and (d) to NWS’s Knowledge, there is no on-site or off-site location to which NWS has transported or disposed of Hazardous Substances or arranged for the transportation or disposal of Hazardous Substances which is the subject of any federal, state, local, or foreign enforcement action or any other investigation which could lead to any claim against NWS or Tyler or the Surviving Company for any clean-up cost, remedial work, damage to natural resources, or personal injury, including any claim under any Environmental, Health, and Safety Law. None of the past or present sites owned or operated by NWS is currently or has ever been designated as a treatment, storage, or disposal facility, nor has any such facility ever applied for an Authorization designating it as a treatment, storage, or disposal facility, under any Environmental, Health, and Safety Law. Notwithstanding anything to the contrary in this Agreement, this Section 5.13 contains all representations and warranties made by NWS in this Agreement with respect to compliance with Environmental, Health, and Safety Laws.

5.14 Employment.

(a) NWS is not bound by or subject to any arrangement with any labor union. No employees of NWS are represented by any labor union or covered by any collective bargaining agreement. To NWS’s Knowledge, there is no campaign to establish such representation in progress. There is no pending or, to NWS’s Knowledge, threatened labor dispute involving NWS and any group of its employees nor has NWS experienced any significant labor interruptions over the past five years. NWS does not have any Knowledge of any material issues or problems in connection with the relationship of NWS with any current or former employee or group of employees.

(b) Schedule 5.14(b) sets forth an accurate schedule of all officers, directors, or employees (including any employee Shareholder) of NWS with annual compensation of $200,000 or more, listing the rate of compensation (and the portions thereof attributable to salary, bonus, benefits, and other compensation, respectively) of each of such persons as of the Balance Sheet Date. Except as set forth on Schedule 5.14(b), (i) there are no employment agreements, including employment offer letters executed by NWS and any employee, incentive compensation, bonus, commission, deferred compensation agreements, noncompetition or nonsolicitation agreements, or similar agreements, to which NWS is a party or is bound, (ii) all employees of NWS are employees at will under applicable Law, (iii) NWS is not a party with any officer, director, shareholder, employee, independent contractor, or consultant of NWS to any employment agreement or similar arrangement containing “golden parachute” or other similar provisions, and (iv) no bonus, incentive compensation, deferred compensation, change of control, termination, severance, golden parachute, deal bonus, or similar payments (“Change of Control Payments”) will become payable solely as a result of the Merger.

(c) To NWS’s Knowledge, NWS is not liable for any arrearages of employee compensation (including wages, salaries, commissions, bonuses, or other compensation) or any penalty for failure to comply with any state law regarding the timely payment of employee compensation. To NWS’s Knowledge, NWS is not liable for any payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security benefits, or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(d) To NWS’s Knowledge, (i) all Persons characterized and treated by NWS as independent contractors or consultants are properly treated as independent contractors under all applicable Laws, and (ii) all employees of NWS classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. Schedule 5.14(d) identifies all Persons treated by NWS as independent contractors or consultants.

(e) Except as set forth on Schedule 5.14(e), there are no (i) pending claims against NWS under any workers’ compensation plan or policy or for long-term disability and (ii) NWS employees currently absent from work, or who have given notice of impending absence from work, in each case apart from or beyond any accrued personal time off, pursuant to any job-protected leave under a NWS policy or applicable Law, including the Family and Medical Leave Act or the Uniformed Services Employment and Reemployment Rights Act.

(f) To NWS’s Knowledge, all releases of employment claims in favor of NWS obtained from current or former employees during the three-year period preceding the date of this Agreement and as of the Effective Time, if any, are effective and binding to release all employment claims for each such employee.

(g) To NWS’s Knowledge, no current employee is subject to noncompetition or nonsolicitation covenants benefiting a Third Party, which limit, or would reasonably be expected to limit, the employee’s ability to perform any services for NWS as part of his or her employment.

(h) Notwithstanding anything to the contrary in this Agreement, this Section 5.14 contains all representations and warranties made by NWS in this Agreement with respect to compliance with Laws related to employment matters.

5.15 Employee Benefit Plans.

(a) Schedule 5.15(a) sets forth an accurate schedule of each (i) “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether formal or informal and whether legally binding or not, under which NWS or an ERISA Affiliate has any current or future obligation or liability or any such arrangement under which any present or former employee of NWS or an ERISA Affiliate, or such present or former employee’s dependents or beneficiaries, has any current or future right to benefits, (ii) bonus, deferred compensation, incentive, restricted stock, stock purchase, stock option, stock appreciation right, phantom stock, supplemental pension, executive compensation, cafeteria, dependent care, director or employee loan, fringe benefit, sabbatical, severance (including any termination pay or similar plan, program, policy, agreement, or arrangement) plan, personnel policy, collective bargaining agreement, vacation policy, or voluntary employees’ beneficiary association (“VEBA”), and (iii) plan, arrangement, agreement, program, policy, practice, or understanding, whether oral or written, formal or informal, funded or unfunded, registered or unregistered, which provides benefits to employees outside of the United States (each such plan and arrangement referred to hereinafter as an “NWS Plan”). NWS has no commitment, proposal, or communication to employees regarding the creation of an additional benefit plan or any increase in benefits under any NWS Plan. Each NWS Plan that is an employee benefit plan within the meaning of Section 3(3) of ERISA may be unilaterally amended or terminated in its entirety without liability except as to benefits vested and accrued thereunder prior to such amendment or termination. Neither NWS nor any ERISA Affiliate has ever maintained, contributed to or been obligated to contribute to or has any liability with respect to, any plan, program, fund, or arrangement that constitutes a plan subject to Section 412 of the Code or Title IV of ERISA or a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA.

(b) Each NWS Plan listed on Schedule 5.15(a) is in compliance in all material respects with the applicable provisions of ERISA, the Code, and any other applicable Law. Except as set forth on Schedule 5.15(b), with respect to each NWS Plan, all reports and other documents required under ERISA or other applicable Law to be filed with any Governmental Authority, the failure to file which could reasonably be expected to result in a material liability to NWS or any ERISA Affiliate, including all Forms 5500, or required to be distributed to participants or beneficiaries, have been duly and timely filed or distributed. Except as set forth on Schedule 5.15(b), each NWS Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code (a “Qualified Plan”) is, and has been during the period from its adoption to the date hereof, so qualified, both as to form and operation and all necessary approvals of Governmental Authorities, including a favorable determination as to the qualification under the Code of each such Qualified Plan and each amendment thereto, have been timely obtained. With respect to each NWS Plan that is subject to Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and similar state Law provisions, the applicable requirements thereof have been satisfied in all material respects by NWS and each ERISA Affiliate. Except as set forth on Schedule 5.15(b), all accrued contribution obligations or premium payment of NWS with respect to any NWS Plan have either been fulfilled in their entirety or are fully reflected in the Financial Statements.

(c) Neither NWS nor any ERISA Affiliate owes, with respect to any NWS Plan, any liability for excise tax or penalty due to the IRS. No act, omission, or transaction has occurred that would result, directly or indirectly, through its own liability, indemnification, or otherwise, in imposition on NWS of (i) breach of fiduciary duty liability damages under Section 409 of ERISA or (ii) any liability under Section 502 of ERISA. There have been no terminations, partial terminations, or discontinuances of required contributions to any Qualified Plan within the past six years without, to the extent required by applicable Law, notice to and approval by the IRS and payment of all accrued obligations and liabilities attributable to such required contributions to the applicable Qualified Plan.

(d) Except as set forth on Schedule 5.15(d), neither NWS nor any ERISA Affiliate has made any promises of retirement or other benefits to employees, except as set forth in the NWS Plans, and neither NWS nor any ERISA Affiliate maintains or has established any NWS Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA that provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant’s termination of employment, except as may be required by Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and similar state Law provisions, and at the expense of the participant or the beneficiary of the participant. Neither NWS nor any ERISA Affiliate maintains, has established, has ever participated in or been obligated to contribute to, or has any liability to a multiple employer welfare benefit arrangement as described in Section 3(40)(A) of ERISA. With respect to any insurance policy providing funding for benefits under any NWS Plan, NWS has no liability in the nature of a retroactive rate adjustment, loss sharing arrangement or other similar liability, nor would there be any such liability if such insurance policy was terminated on the date hereof.

(e) There are no pending, or to NWS’s Knowledge threatened Proceedings (other than routine claims for benefits in the ordinary course) asserted or instituted against the assets of any NWS Plan or its related trust or against any fiduciary of an NWS Plan. To NWS’s Knowledge, there are no investigations or audits of any NWS Plan by any Governmental Authority currently pending and there have been no such investigations or audits that have been concluded that resulted in any liability to NWS or any ERISA Affiliate that has not been fully discharged. There is no pending voluntary compliance, closing agreement program or other matter under the Employee Plans Compliance Resolution System with respect to a NWS Plan.

(f) Neither NWS nor any ERISA Affiliate has engaged in any prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, in connection with any NWS Plan for which exemption was not available and that has not been fully corrected (including the payment of any associated excise taxes, penalties and interest) in accordance with ERISA and the Code. Neither NWS nor any ERISA Affiliate participates in or has an obligation to contribute to or otherwise has any liability with respect to a multiemployer plan as defined in Section 4001(a)(3) of ERISA. NWS and each ERISA Affiliate have, for purposes of each NWS Plan, correctly classified those individuals performing services for NWS and each ERISA Affiliate as common law employees, leased employees, independent contractors or agents.

(g) NWS has made available to Tyler complete, accurate, and current copies of each of the following:

(i) the text (including amendments) of each NWS Plan, to the extent reduced to writing, all related trust documents (including, but not limited to, any tax-exempt trust, secular trust, VEBA, and “rabbi trust” document), if applicable, all amendments thereto, and all associated contracts (including insurance contracts, HMO/PPO/POS agreements, recordkeeping contracts, trustee contracts, and third-party administrator contracts);

(ii) a summary of each NWS Plan, to the extent not previously reduced to writing;

(iii) with respect to each NWS Plan that is an employee benefit plan (as defined in Section 3(3) of ERISA), the following:

(A) the most recent summary plan description, as described in Section 102 of ERISA;

(B) any summary of material modifications that has been distributed to participants, but has not been incorporated in an updated summary plan description furnished under Section 5.15(g)(iii)(A); and

(C) the annual report (Form 5500), as described in Section 103 of ERISA, and (where applicable) actuarial reports, for the three most recent plan years for which an annual report or actuarial report has been prepared; and

(iv) with respect to each NWS Plan that is intended to qualify under Section 401(a) of the Code, the most recent determination or opinion letter concerning such Plan’s qualification under Section 401(a) of the Code, as issued by the IRS, and any subsequent determination letter application filed by NWS with respect to such NWS Plan.

(h) Except as set forth on Schedule 5.15(h), the consummation of the transactions contemplated by this Agreement will not, either immediately or upon the occurrence of any event thereafter, (i) entitle any current or former employee, officer, director, or independent contractor of NWS or any ERISA Affiliate to severance pay, unemployment compensation, or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation otherwise due any such individual, (iii) result in any portion of any payment to any such individual not being deductible by NWS, or (iv) conflict with the provisions of any NWS Plan.

(i) Except as set forth on Schedule 5.15(i), none of the NWS Plans is subject to Section 409A of the Code. With respect to each NWS Plan which is subject to Section 409A of the Code: (i) such plan has been maintained and administered in a manner consistent with avoiding adverse tax consequences under Section 409A of the Code, and (ii) the transactions contemplated by this Agreement will not result in such adverse tax consequences.

(j) Without the consent or approval of the holders of unvested shares of NWS Common Stock under the Employee Stock Purchase Plan, the terms of the Employee Stock Purchase Plan permit NWS, prior to the Closing, to (i) cancel or terminate the unvested shares of NWS Common Stock purchased thereunder, (ii) purchase all of the vested or unvested shares of NWS Common Stock purchased thereunder, or (iii) waive the rights of NWS under the Employee Stock Purchase Plan or any purchase agreement thereunder to purchase the shares of NWS Common Stock purchased thereunder. True and complete copies of all agreements and instruments relating to or issued under the Employee Stock Purchase Plan have been made available to Tyler, and such agreements and instruments have not been amended, modified, or supplemented, and there are no agreements to amend, modify, or supplement such agreements or instruments.

(k) Notwithstanding anything to the contrary in this Agreement, this Section 5.15 contains all representations and warranties made by NWS in this Agreement with respect to compliance with Laws related to employee benefit plans.

5.16 Insurance.

(a) All insurance policies currently owned or held by NWS (each, an “Insurance Policy”), are in full force and effect and all premiums currently payable or previously due with respect to such Insurance Policies have been paid. No written notice of cancellation or termination has been received by NWS or the Shareholders with respect to any Insurance Policy. NWS has not received any written notice of non-coverage, reservation of rights, or rejection of tender for any outstanding claim with respect to any Insurance Policy.

(b) The Insurance Policies, to the Knowledge of NWS, provide adequate insurance coverage for NWS and its business, assets, and properties.

(c) Schedule 5.16(c) sets forth an accurate list of all claims or losses valued within the last one year provided by each applicable insurance company showing all workers’ compensation, property, marine, inland marine, fidelity, aviation, liability, auto, or other insurance claims relating to any event or occurrence that took place or was discovered at any time during the past six policy years, including the status of any claims payment. To NWS’s Knowledge, NWS has not failed to give any notice or present any claim under any Insurance Policy in due and timely fashion. To NWS’s Knowledge, NWS has not been, and is not now, the subject of any claim relating to damage or injury in excess of its then current Insurance Policy liability or coverage limits or for which coverage has been denied by its insurer. Since December 31, 2014, NWS has not suffered any physical damage to its assets that is not fully covered by the Insurance Policies, other than deductibles under its Insurance Policies and other than self-insured retentions set forth on Schedule 5.16(c).

5.17 Litigation and Compliance with Law. Except as set forth on Schedule 5.17, there are no Proceedings pending or, to NWS’s Knowledge, threatened against or affecting (a) NWS, (b) NWS’s current or former shareholders, directors, officers, or employees for acts or omissions relating to NWS, (c) NWS’s properties, assets, or business, or (d) the transactions contemplated by this Agreement. No written notice of any Proceeding, whether pending or threatened, has been received by NWS and, to NWS’s Knowledge, there is no basis therefor. Except to the extent set forth on Schedule 5.17, NWS has conducted and is conducting its business in material compliance with all Laws applicable to NWS, its assets, or the operation of its business.

5.18 Taxes. Except as set forth on Schedule 5.18:

(a) All material Tax Returns required to be filed on or before the Closing Date (taking into account any valid extension filings) by NWS have been, or will be, duly and timely filed. NWS is not currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. Such Tax Returns are (or, if to be filed, will be) true, complete, and correct in all material respects. All material Taxes due and owing by NWS (whether or not shown on any Tax Return) have been, or will be, timely paid. There are no Encumbrances for Taxes (other than for Taxes not yet due and payable or which are being contested in good faith and by appropriate Proceedings if adequate reserves with respect thereto are maintained on NWS’s books in accordance with GAAP) upon the assets of NWS. Except as disclosed on Schedule 5.18(a), NWS is not currently the beneficiary of any extensions to file any Tax Return.

(b) NWS has complied with all applicable Tax Laws and other Laws administered by any Governmental Authority responsible for Taxes with respect to currency transactions and foreign bank account reporting relating to the payment and withholding of Taxes and has withheld and timely paid to the appropriate Governmental Authority responsible for Taxes all Taxes required to have been withheld and paid by it under such Laws, and NWS has properly received and maintained any and all material certificates, forms, and other documents required by applicable Tax Law for any exemption from withholding or remitting any such Taxes. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of NWS.

(c) Except as set forth on Schedule 5.18(c), no claim has ever been made or no inquiry has been made in writing by any Governmental Authority responsible for Taxes in a jurisdiction where NWS does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or must file Tax Returns in such jurisdiction. There are no Encumbrances other than Permitted Encumbrances on any of the stock, assets, or properties of NWS with respect to Taxes.

(d) NWS has not waived (and is not subject to a waiver of) any statute of limitations in respect of Taxes and has not agreed to (and is not subject to) any extension of time with respect to a material Tax assessment or deficiency. There is no power of attorney in respect of Taxes granted by NWS that is currently in force.

(e) The amount of NWS’s liability for unpaid Taxes for all Tax periods ending on or before the Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of NWS’s liability for unpaid Taxes for all Tax periods following the end of the last period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of NWS (and which accruals shall not exceed comparable amounts incurred in similar Tax periods in prior years), except for Taxes arising as a result of the Merger). Since December 31, 2014, NWS has not incurred any liability for Taxes outside the ordinary course of business, revoked any material election in respect of Taxes, changed any accounting method in respect of Taxes, filed any amendment to a Tax Return that will materially increase the Tax Liability of NWS after the Closing, settled any claim or assessment in respect of Taxes, or surrendered any right to claim a refund of Taxes.

(f) There is no audit, examination, matter in controversy, proposed adjustment, refund litigation, claim, or other action currently pending, or to the Knowledge of NWS, proposed or threatened against, or with respect to, NWS in respect of any Taxes. No written claim for unpaid Taxes has been proposed or asserted by a Governmental Authority responsible for Taxes against or with respect to NWS. Schedule 5.18(f) sets forth: (i) the Taxable years of NWS as to which the applicable statutes of limitations on the assessment and collection of material Taxes have not expired; and (ii) those years for which examinations by the Governmental Authority responsible for Taxes have been completed. All deficiencies asserted, or assessments made, by any Taxing authority against NWS as a result of any examinations by such Governmental Authority responsible for Taxes have been fully paid.

(g) NWS has delivered to Tyler copies of all federal, and all material state, local, and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, NWS for all Tax periods ending after December 31, 2011.

(h) NWS is not a party to, or bound by, any Tax indemnity, Tax sharing, or Tax allocation agreement.

(i) No private letter rulings, technical advice memoranda, or similar agreement or rulings have ever been requested, entered into or issued by any Governmental Authority responsible for Taxes with respect to NWS.

(j) NWS is not and has never been a member of an affiliated, combined, consolidated, or unitary Tax group for Tax purposes. NWS has no liability for Taxes of any Person (other than NWS) (i) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local, or foreign Law), (ii) as transferee or successor, (iii) by Contract, or (iv) otherwise.

(k) NWS will not be required to include any item of income in, or exclude any item or deduction from, Taxable income for Taxable period or portion thereof ending after the Closing Date as a result of:

(i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local, or foreign Tax Laws), or use of an improper method of accounting, for a Taxable period ending on or prior to the Closing Date;

(ii) an installment sale or open transaction occurring on or prior to the Closing Date;

(iii) a prepaid amount received on or before the Closing Date;

(iv) any closing agreement under Section 7121 of the Code, or corresponding or similar provision of state, local, or foreign Law;

(v) any election under Section 108(i) of the Code or corresponding or similar provision of state, local, or foreign Law; or

(vi) any closing or settlement agreement executed on or before the Closing Date.

(l) NWS is not, nor has it ever been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(m) NWS has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code. NWS has neither distributed stock of another Person, nor had its stock distributed by another Person, in a transaction that was purported or intended to be governed by Section 355 or 361 of the Code within the five-year period ending as of the date of this Agreement. NWS has not received (and is not subject to) any ruling from any Taxing Governmental Authority and has not entered into (or is subject to) any Contract with a Taxing Governmental Authority.

(n) NWS is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b) or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign Law.

(o) Schedule 5.18(o) sets forth all foreign jurisdictions in which NWS is subject to Tax, is engaged in business, or has a permanent establishment. NWS has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. NWS has not transferred an intangible, the transfer of which would be subject to the rules of Section 367(d) of the Code.

(p) No property owned by NWS is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8)

of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(q) NWS has been (and will be) properly classified and qualified as an “S” Corporation under Sections 1361 and 1362 of the Code and any applicable state, local, and foreign Laws from January 1, 2008 to the Closing Date. NWS has not been classifiable as a “C” corporation for U.S. federal income Tax purposes from and after December 31, 2007. NWS has no net unrealized built-in gain under Section 1374 of the Code other than any net unrealized built-in gain that existed as of the beginning of it taxable year ending December 31, 2008.

(r) NWS has not made any payments, is not obligated to make any payments, or is not a party or subject to any Contract that under certain circumstances could obligate it to make payments that would result in a nondeductible expense under Section 280G of the Code or an excise Tax to the recipient of such payments pursuant to Section 4999 of the Code. NWS has not participated in or cooperated with an international boycott as defined in Section 999 of the Code.

5.19 Accounts with Banks and Brokerages; Powers of Attorney. Schedule 5.19 sets forth an accurate schedule, as of the second Business Day prior to the date of this Agreement, of (a) the name of each financial institution or brokerage firm in which NWS has accounts or safe deposit boxes, (b) the names in which the accounts or boxes are held, (c) the type of account, and (d) the name of each person authorized to draw thereon or have access thereto. Schedule 5.19 also sets forth the name of each person, corporation, firm, or other entity holding a general or special power of attorney from NWS and a description of the terms thereof. Not later than and as of the fifth Business Day prior to the Closing Date, NWS shall provide Tyler with an updated Schedule 5.19.

5.20 Absence of Certain Business Practices. To NWS’s Knowledge, neither NWS, nor any Person acting on its behalf, has, directly or indirectly (a) made or received any unreported political contribution, (b) made or received any payment that was not legal to make or receive, or (c) created or used any “off book” bank or cash account or “slush fund.” To NWS’s Knowledge, NWS and each of its officers, directors, current and former employees, and agents have used only legitimate business and ethical practices in NWS’s business and in promoting NWS’s position on issues before any Governmental Authority. To NWS’s Knowledge, neither NWS nor any of its officers, directors, current and former employees, or agents has given or offered to give anything of value to any governmental official, political party, or candidate for government office that was illegal to give or offer to give nor has it otherwise taken any action which would constitute a violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law.

5.21 Competing Lines of Business; Related-Party Transactions. Except as set forth on Schedule 5.21, none of the Principal Shareholder or, to NWS’s Knowledge, the other Shareholders or any other Affiliate of NWS owns, directly or indirectly, any interest in, or is an officer, director, employee, or consultant of or otherwise receives remuneration from, any business that (i) is in a Competitive Business or (ii) is a competitor, lessor, lessee, customer, or supplier of NWS. Except as set forth on Schedule 5.21, none of the Principal Shareholder, officers or directors of NWS, or, to NWS’s Knowledge, the other Shareholders has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of NWS.

5.22 Absence of Changes. Since December 31, 2014, except as set forth on Schedule 5.22 or as otherwise described in this Agreement, NWS has conducted its business only in the ordinary course of business, consistent with past practice, and NWS has not:

(a) incurred or suffered any occurrence, change, or event that has had, will have or may reasonably be expected to have, a Material Adverse Effect;

(b) amended or modified its Articles of Incorporation or By-laws;

(c) issued or sold any capital stock or any options, warrants, convertible, or exchangeable securities, subscriptions, rights, stock appreciation rights, calls, or commitments of any kind with respect to its capital stock;

(d) adopted a plan of liquidation, dissolution, merger, consolidation, or other reorganization;

(e) made any change in its accounting methods, principles, or practices, other than in a manner consistent with GAAP or made any change in its tax accounting methods, principles, and practices;

(f) increased the compensation or benefits payable or to become payable by NWS to any officer, director, Shareholder, employee, consultant, or agent of NWS, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice;

(g) made any loan or advance to any of its officers, directors, employees, or consultants (other than in the ordinary course of business consistent with past practice) or made any other loan or advance;

(h) incurred any new indebtedness for borrowed money other than in the ordinary course of business consistent with past practice;

(i) mortgaged or pledged any of its assets or properties, or subjected them to any Encumbrance other than in the ordinary course of business consistent with past practice;

(j) sold, transferred, or otherwise disposed of any part of the assets, properties, capital stock, or business of NWS, other than in the ordinary course of business consistent with past practice;

(k) made any acquisition of any assets, properties, capital stock, or business of any other Person, capital expenditures, or commitments for the same, other than in the ordinary course of business consistent with past practice and the total purchase price of which does not exceed $500,000 in the aggregate;

(l) cancelled, or agreed to cancel, any indebtedness or other obligation owing to NWS other than in the ordinary course of business consistent with past practice;

(m) waived, or agreed to waive, any material rights or claims of NWS other than in the ordinary course of business consistent with past practice;

(n) declared or made any payment or distribution of cash or other property to Shareholders with respect to their stock, or purchased or redeemed any shares of their capital stock other than in the ordinary course of business;

(o) entered into any material transaction or modified any existing transaction (the aggregate consideration for which is in excess of $500,000) other than in the ordinary course of business consistent with past practice;

(p) suffered any damage, destruction, or casualty loss (whether or not covered by insurance) in excess of $500,000;

(q) ceased making accruals for taxes, obsolete inventory, doubtful or uncollectible accounts, bonuses, vacation, or other customary accruals consistent with its past practices;

(r) made or caused to be made any reevaluation of any of its assets or properties;

(s) entered into any amendment or termination of any Material Contract other than in the ordinary course of business consistent with past practice;

(t) (i) received a written notice or threat (that was not subsequently withdrawn) of termination or nonrenewal by the other party, with respect to any Material Contract, or (ii) failed to renew a Material Contract;

(u) made any material change in any of its business policies, including advertising, distributing, marketing, pricing, purchasing, personnel, sales, returns, budget, product acquisition, or sale policies other than in the ordinary course of business consistent with past practice;

(v) made any illegal payment or rebates; or

(w) committed to do any of the foregoing.

5.23 Broker’s or Finder’s Fees. No investment banker, broker, finder, or other Person is entitled to any brokerage or finder’s fee or similar commission with respect to the transactions contemplated by this Agreement based in any way on agreements, arrangements, or understandings made by or on behalf of NWS.

5.24 Accountant. Neither NWS nor any of its Affiliates have been a client of the Accountant, nor has NWS (or any of its Affiliates) had any material relationship with the Accountant, during the last five years.

5.25 No Implied Representations. Notwithstanding anything to the contrary contained in this Agreement, NWS and the Shareholders have not made any representation or warranty whatsoever, express or implied, other than those representations and warranties of NWS and the Shareholders expressly set forth in ARTICLE IV, ARTICLE V, and Section 7.3(c) hereof. Neither NWS nor any Shareholder make any representation or warranty to any Tyler Entity with respect to any forward-looking projections, estimates or budgets heretofore delivered to or made available to any Tyler Entity (or any of their respective Representatives or Affiliates) of future revenues, expenses or expenditures or future results of operations of NWS or any other information or documents made available to any Tyler Entity (or any of their respective Representatives or Affiliates).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE TYLER ENTITIES

The Tyler Entities jointly and severally represent and warrant to NWS as follows:

6.1 Due Organization and Authority. Tyler is a corporation and Merger LLC is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware and each has the requisite corporate or other power and authority to enter into to enter into this Agreement and the Ancillary Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby, including the Merger.

6.2 Authority; Binding Agreement. The execution, delivery, and performance of this Agreement by the Tyler Entities and the Ancillary Documents to which each is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, have been duly authorized by all necessary corporate or other action on the part of each of the Tyler Entities, and no other corporate or other proceedings on the part of either Tyler Entity (including shareholder approval by Tyler) are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger. This Agreement has been, and the Ancillary Documents to which each Tyler Entity is a party will be, duly executed and delivered by each of the Tyler Entities and, assuming the due authorization, execution, and delivery hereof by NWS and the Shareholders, constitute or, with respect to such Ancillary Documents will upon execution and delivery each constitute, a valid and binding obligation of each of the Tyler Entities, enforceable against each of them in accordance with its terms, subject to (a) bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting or relating to the enforcement of creditors’ rights generally, and (b) general equitable principles.

6.3 Non-Contravention. The execution, delivery, and performance by each of the Tyler Entities of this Agreement do not, and the execution, delivery, and performance by the Tyler Entities of the Ancillary Documents to which each is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, will not (a) conflict with or violate the Certificate of Incorporation or Bylaws of Tyler or the Certificate of Formation or Limited Liability Company Agreement of Merger LLC, (b) result in any breach, violation, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or right of a Third Party or loss of a benefit under, give rise to any obligation of any Tyler Entity to make any payment or to increased, additional, accelerated, or guaranteed rights of any Person under, or result in the creation of any Encumbrance upon any of the properties or assets of any Tyler Entity under, any material Contract to which any Tyler Entity is a party or by which any of their respective properties or assets are bound, or (c) subject to the Authorizations or filings referred to in Section 6.4, conflict with or violate any judgment, order, decree, or Law applicable to any Tyler Entity, other than, in the case of clauses (b) and (c), any such conflicts, breaches, violations, defaults, rights, losses, or Encumbrances that would not reasonably be expected to have, individually or in the aggregate, a Tyler Material Adverse Effect.

6.4 Consents and Authorizations. No Authorization of, action by or in respect of, or registration, declaration, or filing with, or notice to, any Governmental Authority or consent or approval by or notice to any other Third Party is required to be obtained or made by or with respect to the Tyler Entities in connection with the execution and delivery of this Agreement by the Tyler Entities, and the Ancillary Documents to which each is a party, or the consummation by the Tyler Entities of the Merger or the other transactions contemplated by hereby or thereby, including the Debt Financing, except for: (a) the Merger filings; (b) the filing of a pre-merger notification and report form by the Tyler Entities under the HSR Act and receipt of the HSR Approval; and (c) such other Authorizations or Third Party consents, approvals, or notices, the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to have or result in a Tyler Material Adverse Effect and would not prevent or materially delay consummation of the Merger and the other transactions contemplated hereby.

6.5 Litigation. There is no Proceeding pending, or to Tyler’s Knowledge, threatened against either Tyler Entity that restrains or prohibits the consummation of the transactions contemplated by this Agreement, including the Merger. No Tyler Entity nor any of their respective properties or assets is subject to any outstanding judgment, order, or injunction of any Governmental Authority that, individually or in the aggregate, has had or would reasonably be expected to have a Tyler Material Adverse Effect. As of the date hereof, there is no Proceeding pending or threatened in writing seeking to impair, prevent, or delay the Merger or any of the other transactions contemplated by this Agreement.

6.6 No Prior Operations of Merger LLC. Merger LLC has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will not have incurred liabilities or obligations of any nature, other than pursuant to or in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement.

6.7 Tyler Common Stock. The shares of Tyler Common Stock to be issued to the Shareholders pursuant to the Merger and this Agreement are duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, and nonassessable. The issuance of Tyler Common Stock to the Shareholders pursuant to the Merger will transfer to the Shareholders valid title to such shares of Tyler Common Stock, free and clear of all Encumbrances, except for any Encumbrances created by the Shareholders.

6.8 Available Funds.

(a) Tyler has sufficient cash on hand together with the Debt Financing to be obtained from one or more lenders to enable it to make payment of the Total Cash Consideration and consummate the transactions contemplated by this Agreement. Tyler has no reason to believe, as of the date of this Agreement, that it will not be able to satisfy on a timely basis any condition to Closing to be satisfied by it. As of the Closing, and after giving effect to all of the transactions contemplated by this Agreement, each of Tyler, the Surviving Company, and each Subsidiary of any of the foregoing will be Solvent. For purposes of this Section 6.8(a), “Solvent” means that, with respect to any Person and as of any date of determination, (i) the amount of the “present fair saleable value” of the assets of such Person, will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its indebtedness as its indebtedness becomes absolute and matured, (iii) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (iv) such Person will be able to pay its indebtedness as it matures.

(b) Tyler has delivered to the Shareholders’ Representative true and complete copies of an executed financing best efforts letter (including all exhibits, schedules, attachments and appendices thereto, but not including any related fee letter, the “Financing Letter”), pursuant to which the lender party thereto has undertaken, upon the terms and subject to the conditions expressly set forth therein, to use its reasonable best efforts to cause to be provided the Debt Financing to fund, together with cash of Tyler on the Closing Date, Tyler’s payment of the Total Cash Consideration. As of the date of this Agreement, the Financing Letter has not been amended or modified, and the undertaking to arrange the Debt Financing contained in the Financing Letter has not been withdrawn or rescinded and, to the Knowledge of Tyler, no such amendment, modification, withdrawal, or rescission is contemplated as of the date of this Agreement. There are no side letters or agreements to which Tyler is a party related to the Debt Financing that could adversely affect the availability of the Debt Financing.

(c) As of the date hereof, no event has occurred that (with or without notice or lapse of time, or both) constitutes or would constitute a breach or default under the Financing Letter by Tyler or, to the Knowledge of Tyler, any other party thereto. As of the date of this Agreement, assuming the accuracy of the representations and warranties of the Principal Shareholder and NWS set forth in ARTICLE IV and ARTICLE V, Tyler does not have any Knowledge of any fact, occurrence or condition existing on the date hereof that, with or without notice, lapse of time or both, would reasonably be expected to (i) result in any of the terms or conditions in the Financing Letter not being satisfied on a timely basis, or (ii) otherwise result in the Debt Financing not being consummated on a timely basis in order to consummate the transactions contemplated by this Agreement.

6.9 SEC Reports and Financial Statements. Tyler has timely filed or otherwise transmitted all forms, reports, statements, certifications, and other documents (including all exhibits, supplements, and amendments thereto) required to be filed by Tyler with the SEC since December 31, 2011 (collectively, with any amendments thereto, the “SEC Reports”), each of which, including any financial statements or schedules included therein, as finally amended prior to the date hereof, has complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, each as in effect on the date so filed. None of the SEC Reports contained, when filed as finally amended prior to the date hereof, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of (a) the consolidated balance sheets included in the SEC Reports were prepared from and in accordance with the books and records of Tyler and in accordance with GAAP and fairly present, in all material respects, the consolidated financial position of Tyler at the respective dates thereof and (b) the related consolidated statements of comprehensive income and cash flows included in the SEC Reports (including any related notes and schedules) were prepared from and in accordance with the books and records of Tyler and in accordance with GAAP and fairly present, in all material respects, the results of operations and cash flows of Tyler for the periods indicated (subject, in the case of the unaudited financial statements referenced in each of clauses (a) and (b), to normal recurring year-end audit adjustments and the absence of full footnote disclosure. Tyler maintains a system of internal accounting controls sufficient to provide reasonable assurance that Tyler’s material transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP.

6.10 Broker’s or Finder’s Fees. Except for Wells Fargo Securities, no investment banker, broker, finder, or other Person is entitled to any brokerage or finder’s fee or similar commission with respect to the transactions contemplated by this Agreement based in any way on agreements, arrangements, or understandings made by or on behalf of either Tyler Entity.

6.11 No Implied Representations. Notwithstanding anything to the contrary contained in this Agreement, the Tyler Entities have not made any representation or warranty whatsoever, express or implied, other than those representations and warranties of the Tyler Entities expressly set forth in this Agreement.

6.12 Liabilities and Obligations. No Tyler Entity has any liabilities or obligations of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except those (i) that are accrued, reserved against in the financial statements included with the SEC Reports or reflected in the notes thereto or (ii) that were incurred after December 31, 2014 in the ordinary course of business.

6.13 Absence of Certain Changes or Events. Since December 31, 2014 and through the date of this Agreement, there has not been any change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Tyler Material Adverse Effect.

6.14 Accountant. Neither Tyler nor any of its Affiliates have been a client of the Accountant, nor has Tyler (or any of its Affiliates) had any material relationship with the Accountant, during the last five years.

6.15 Independent Investigation. Each Tyler Entity acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Tyler Entities have relied solely upon their own investigation and the express representations and warranties of the Principal Shareholder and NWS set forth in ARTICLE IV and ARTICLE V (including the related portions of the Disclosure Schedules); and (b) no Shareholder nor NWS nor any other Person has made any representation or warranty to the Tyler Entities as to the Shareholders, NWS or this Agreement, except as expressly set forth in ARTICLE IV and ARTICLE V (including the related portions of the Disclosure Schedules).

ARTICLE VII

CERTAIN COVENANTS

7.1 Conduct of Business.

(a) NWS and the Principal Shareholder covenant and agree that until the earlier of the Closing or the termination of this Agreement, except as otherwise provided in this Agreement or unless Tyler otherwise agrees in writing, which agreement shall not be unreasonably withheld, conditioned, or delayed, NWS and the Principal Shareholder will cause NWS to:

(i) operate in the usual and ordinary course of business;

(ii) use commercially reasonable efforts to preserve substantially intact NWS’s business organization, to maintain NWS’s rights, privileges, and immunities, to retain the services of NWS’s key employees (subject to workforce requirements), and to maintain NWS’s relationships with its customers, suppliers, service providers, lenders, and others having business relations with it;

(iii) use commercially reasonable efforts to maintain and to keep NWS’s properties and assets in good repair and condition, ordinary wear and tear excepted;

(iv) (A) maintain its books, accounts, and records in the ordinary course of business, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply in all material respects with all of its material contractual and other material obligations; and

(v) comply in all material respects with all applicable Law.

(b) Unless expressly provided in this Agreement or Tyler otherwise agrees in writing, which agreement shall not be unreasonably withheld, conditioned, or delayed, from and after the execution of this Agreement and until the earlier of the Closing or the termination of this Agreement, NWS and the Principal Shareholder will not permit NWS to take any of the actions listed in Section 5.22.

(c) Each Party covenants and agrees that until the earlier of the Closing or the termination of this Agreement, except as otherwise provided in this Agreement or unless the Shareholders’ Representative (with respect to the Tyler Entities) or Tyler (with respect to NWS, the Principal Shareholder, or the Shareholders’ Representative) otherwise agrees in writing, which agreement shall not be unreasonably withheld, conditioned, or delayed, such Party shall not, and shall cause its Affiliates not to take any action (or omit to take any action) if such action (or omission) would reasonably be expected to result in any of the conditions set forth in ARTICLE IX not being satisfied.

7.2 Access to Information. NWS shall afford to Tyler, and to Tyler’s Representatives, upon NWS’s approval (which approval will not be unreasonably withheld, conditioned, or delayed) of a reasonable request by Tyler to be provided reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all of NWS’s properties, books and records, financial and operating data, other information, and to those employees of NWS to whom Tyler reasonably requests access; provided, however, that any such access shall be conducted during normal business hours under the supervision of NWS’ personnel and in such a manner as not to interfere with the normal operations of NWS. All requests by Tyler for access pursuant to this Section 7.2 shall be submitted or directed exclusively to the Shareholders’ Representative (for the avoidance of doubt, neither Tyler nor any of its Affiliates or Representatives shall contact any of NWS’ employees, customers, or suppliers without first coordinating such contact with the Shareholders’ Representative). During such period, NWS shall furnish, as promptly as practicable, to Tyler all information concerning NWS’s business, properties, and NWS employees as Tyler may reasonably request (it being agreed, however, that the foregoing shall not permit any Tyler Entity or any such Representatives to conduct any environmental testing or sampling). Notwithstanding the foregoing, NWS shall not be required to provide access to or disclose information if such disclosure would, as determined reasonably and in good faith by NWS, (i) jeopardize the attorney-client privilege of NWS, or (ii) violate any Law or any Contract to which NWS is a party, in each case it being agreed that the Parties shall use their reasonable best efforts to cause such information to be provided in a manner that does not cause such jeopardization or violation (it being agreed that neither NWS nor any of its Affiliates shall be required to make monetary payments in connection with the foregoing). Without limiting the other provisions of this Section 7.2, the Tyler Entities will use reasonable best efforts to minimize any disruption to the business of NWS that may result from the requests for access, data, or information hereunder.

7.3 Exclusivity. NWS and the Tyler Entities agree to the following exclusivity provisions until the earlier of the Closing or the termination of this Agreement (the “Exclusivity Period”):

(a) During the Exclusivity Period, NWS shall exclusively be in discussions and negotiate with the Tyler Entities and shall not, and will procure that its Affiliates and Representatives shall not, directly or indirectly (whether or not in conjunction with a Third Party) solicit, encourage, or initiate any offer or proposal from, or enter into, re-start, solicit, initiate, or otherwise engage in any discussions or negotiations with, or seek, encourage, or respond to, or provide or disclose any information to, or enter into any agreement, terms, arrangement, or understanding (whether or not legally binding) with, any Person or group of Persons other than the Tyler Entities and its Representatives with respect to any transaction involving any acquisition of or investment in, or any disposal (whether by way of sale, offer, transfer, assignment or otherwise) of, a material portion of the capital stock of NWS (or interest therein), or a material portion of the assets of NWS.

(b) During the Exclusivity Period, the Tyler Entities shall exclusively be in discussions and negotiate with NWS and shall not, and will procure that its Representatives shall not, directly or indirectly (whether or not in conjunction with a Third Party) solicit, encourage, or initiate any offer or proposal from, or enter into, re-start, solicit, initiate, or otherwise engage in any discussions or negotiations with, or seek, encourage, or respond to, or provide or disclose any information to, or enter into any agreement, terms, arrangement, or understanding (whether or not legally binding) with, any Person or group of Persons other than NWS and its Affiliates or Representatives concerning any transaction involving any acquisition of or investment in, or any disposal (whether by way of sale, offer, transfer, assignment, or otherwise) of, a material portion of the shares or equity (or any interest therein) of any Third Party that competes with NWS, or a material portion of the assets of any such Third Party (any such transaction described in Sections 7.3(a) or 7.3(b) to be considered an “Alternative Transaction”).

(c) NWS, the Principal Shareholder, and the Shareholders’ Representative (on behalf of the other Shareholders), on the one hand, and the Tyler Entities, on the other hand, each represents and warrants to the other such Party that any and all discussions, negotiations, agreements, or obligations with any party with respect to any Alternative Transaction was terminated on or before execution of the Term Sheet, and none of such Parties, or any of its Representatives, has received any proposal for, or inquiry respecting, any Alternative Transaction since the execution of the Term Sheet. If either such Party or any of its Representatives receives any proposal for, or inquiry respecting, any Alternative Transaction, or any request for nonpublic information in connection with any such Alternative Transaction, such Party will promptly notify the other such Party, describing in detail the identity of the Person or group of Persons making such proposal or inquiry and the terms and conditions of such proposal or inquiry.

7.4 Shareholder Approval.

(a) NWS and the Principal Shareholder shall use their best efforts to obtain (if not obtained on or before the date of this Agreement), within 15 days following the execution and delivery of this Agreement, the written consent of Shareholders holding the requisite number of shares of NWS Common Stock under the Michigan Act with respect to authorization and approval of the Merger and authorization, approval, and adoption of this Agreement (the “Shareholder Consent”). The materials submitted to such Shareholders in connection with the Shareholder Consent shall include authorizing resolutions adopted by the NWS board of directors with respect to authorization and approval of the Merger, authorization, approval, and adoption of this Agreement, and instruction to present the Merger and this Agreement to the Shareholders for approval. Promptly following receipt of the Shareholder Consent, NWS shall deliver a copy of the Shareholder Consent to Tyler.

(b) Subject to the last sentence of this Section 7.4(b) promptly following, but in no event later than ten days after, receipt of the Shareholder Consent, NWS shall prepare and mail a notice (the “Shareholder Notice”) to each Shareholder that did not execute the Shareholder Consent. The Shareholder Notice shall include (i) a statement to the effect that NWS board of directors unanimously authorized and approved the Merger and authorized, approved, and adopted this Agreement, (ii) a copy of the Shareholder Consent and notice that the Merger and this Agreement have been approved by Shareholders holding the requisite number of shares of NWS Common Stock under the Michigan Act, (iii) notice that subject to the conditions set forth in this Agreement the Merger will be consummated, and (iv) notice that, based on the Total Merger Consideration and in accordance with Section 1762(2)(b) of the Michigan Act, such Shareholders shall not have a right of dissent with respect to the Merger. All materials submitted to the Shareholders in accordance with this Section 7.4(b) shall be subject to Tyler’s prior review and approval, which shall not be unreasonably withheld, conditioned, or delayed.

7.5 Consents, Approvals, Orders, and Authorizations.

(a) Each Party shall, as promptly as possible, use its reasonable best efforts to (i) make, or cause to be made, all filings and submissions (including those under the HSR Act) required under any Law applicable to such party or any of its Affiliates, and (ii) obtain or provide, or cause to be obtained, as set forth in Sections 5.4(a) and 6.4 (other than those that NWS is not required to deliver, as set forth on Schedule 5.4(a)), all Authorizations from Governmental Authorities and all consents or approvals by or notices to Third Parties that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each Party shall cooperate fully with the other Parties and their Affiliates in promptly seeking to obtain all such consents, approvals, orders, and Authorizations. The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, approvals, orders, and Authorizations. If required by the HSR Act and if the appropriate filing pursuant to the HSR Act has not been filed prior to the date hereof, each party hereto agrees to (i) make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within five Business Days after the date hereof and (ii) request early termination of the waiting period under the HSR Act.

(b) Without limiting the generality of the Parties’ undertakings pursuant to Section 7.5(a), each of the Parties shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter, or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii) in the event any order or other action by a Governmental Authority adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such order or other action vacated or lifted.

(c) Without waiver of the attorney-client privilege, all analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any Party before any Governmental Authority or the staff or regulators of any Governmental Authority in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between NWS and Governmental Authorities in the ordinary course of business, any disclosure of which is not permitted by Law, or any disclosure containing confidential information) shall be disclosed to the other Parties in advance of any filing, submission, or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Any Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Party under this Section 7.5 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of such materials. Each Party shall give notice to the other Parties with respect to any meeting, discussion, appearance, or contact with any Governmental Authority or the staff or regulators of any Governmental Authority (other than communications that relate solely to administrative matters), with such notice being sufficient to provide the other Parties with the opportunity to attend and participate in such meeting, discussion, appearance, or contact.

(d) NWS shall be responsible for all fees and expenses incurred with obtaining any consents or approvals from Third Parties, or Authorizations, giving notices, or making filings, in each case as set forth in Section 5.4(a) (provided, however, that any such fees and expenses shall be paid by NWS in full prior to the Closing or accrued in full on the books and records of NWS prior to the Closing; and, provided further, that NWS shall not be obligated to pay any consideration therefor to any Third Party from whom consent or approval is requested), except that (i) Tyler shall be responsible for the Merger Filings and (ii) each of NWS and the Tyler Entities shall be responsible for their respective fees and expenses in connection with their respective filings of a pre-merger notification and report form under the HSR Act; provided, however, that the filing fee therefor shall be paid by the Tyler Entities.

(e) Without limiting the generality of the Parties’ undertaking pursuant to this Section 7.5, each Party agrees to use its reasonable best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition, or trade regulation Law that may be asserted by any Governmental Authority or any Third Party so as to enable the Parties hereto to close the transactions contemplated by this Agreement as promptly as possible; provided, however, nothing in this Section 7.5 shall require, or be construed to require, either Party or any of its Affiliates to agree to (i) sell, hold, divest, discontinue, or limit, before or after the Closing Date, any assets, businesses, or interests of such Party or any of its Affiliates, (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses, or interests that, in either case, could reasonably be expected to materially and adversely impact the economic or business benefits to such Party of the transactions contemplated by this Agreement, or (iii) any material modification or waiver of the terms and conditions of this Agreement.

7.6 Certain Ancillary Documents.

(a) At the Closing, Tyler, the Principal Shareholder, and certain Shareholders that are Affiliates of the Principal Shareholder shall enter into a Lock-up Agreement in substantially the form attached hereto as Exhibit A (the “Lock-up Agreement).

(b) At the Closing, Tyler and the Principal Shareholder shall enter into a Registration Rights Agreement in substantially the form attached hereto as Exhibit B (the “Registration Rights Agreement”).

(c) At the Closing, Tyler, the Principal Shareholder, and certain Shareholders that are Affiliates of the Principal Shareholder shall enter into a Voting and Standstill Agreement in substantially the form attached hereto as Exhibit C (the “Voting and Standstill Agreement”).

7.7 Employee Matters Pre-Closing.

(a) Prior to the Closing and during the period from the date of this Agreement until the Closing, except for actions described in Section 5.22(f) and except with regard to the Principal Shareholder, neither NWS nor any ERISA Affiliate shall (i) make or commit to make any increase in compensation, severance, or other employee benefits payable or to become payable to any director, officer, or other employee, other than any change (A) in the terms of NWS Plans that are implemented to comply with applicable Law or that do not result in material costs to NWS to maintain or implement, or (B) required by the terms of any NWS Plans or other written agreements in effect on the date hereof; or (ii) establish, adopt, enter into, or amend any NWS Plan, except as required by the terms of this Agreement, by Law, or by the IRS in connection with a determination on the qualified status of such Plan; provided, however, that prior to the Closing, NWS may cause the amendment of any NWS Plan and any award agreements thereunder to terminate such NWS Plan and any award agreement thereunder or cause such NWS Plan or award agreement to be exempt from or to otherwise comply with the requirements of Section 409A of the Code (and the guidance issued thereunder).

(b) Prior to the Effective Time, NWS shall take all steps necessary to amend all NWS Plans (that are not required to be terminated prior to the Effective Time) subject or potentially subject to Code Section 409A so that they, and the payments thereunder made prior to or in connection with the transactions contemplated by this Agreement, shall comply with, or be exempt from Code Section 409A, and to document all transition measures taken in connection with such Plans under Code Section 409A. NWS shall permit Tyler and its counsel reasonable opportunity to review and comment on any such amendment prior to adoption.

(c) Prior to the Effective Time, NWS shall (i) with respect any outstanding purchase agreements under the Employee Stock Purchase Plan, waive all rights to purchase the shares of NWS Common Stock evidenced thereby, and (ii) take all necessary actions to terminate the Employee Stock Purchase Plan effective prior to the Effective Time, and in each case NWS shall provide reasonably satisfactory evidence thereof to Tyler.

(d) Prior to the Effective Time, NWS shall (i) with respect any outstanding Award Agreements for which the PIP Agreement Start Date (as defined in the Performance Incentive Plan) has occurred under the Performance Incentive Plan, take all necessary actions to accelerate the vesting of all PIP incentive units (as defined in the Performance Incentive Plan) effective immediately prior to the Effective Time, (ii) settle, immediately prior to the Effective Time, all vested PIP incentive units in cash or shares of NWS Common Stock, and (iii) take all necessary actions to terminate the Performance Incentive Plan effective prior to the Effective Time, and in each case NWS shall provide reasonably satisfactory evidence thereof to Tyler. Any settlement of vested PIP incentive units shall be paid by NWS in full on or before the Closing or accrued in full on the books and records of NWS on or before the Closing.

7.8 Employee Matters Post-Closing.

(a) The Parties intend that there shall be continuity of employment with respect to all NWS employees (other than the Principal Shareholder) and that such employees, except those who resign voluntarily, shall remain employed by the Surviving Company as of and following the Closing, as set forth herein. During the period commencing at the Closing and ending on December 31, 2015, Tyler shall cause the Surviving Company to provide each such NWS employee with: (i) base salary or hourly wages that are no less than the base salary or hourly wages provided by NWS immediately prior to the Closing; (ii) target bonus and incentive compensation opportunities (excluding the Employee Stock Purchase Plan, the Performance Incentive Plan, and any equity-based compensation), if any, that are no less than the target bonus and incentive compensation opportunities (excluding the Employee Stock Purchase Plan, the Performance Incentive Plan, and any equity-based compensation) provided by NWS immediately prior to the Closing; (iii) retirement and welfare benefits that are no less favorable in the aggregate than those provided by NWS immediately prior to the Closing to the extent the applicable NWS Plan is not terminated and continues after the Effective Time and otherwise on the same basis as provided to Tyler employees; and (iv) severance benefits in accordance with Tyler policy.

(b) All NWS employees shall be entitled to apply to participate in Tyler’s standard employee benefit plans and programs, and where applicable, shall be given credit for such employee’s continuous service with NWS for purposes of eligibility and vesting.

(c) This Section 7.8 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 7.8, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.8. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The Parties hereto acknowledge and agree that the terms set forth in this Section 7.8 shall not create any right in any NWS employee or any other Person to any continued employment with the Surviving Company or Tyler or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

(d) NWS shall be responsible for the payment of any Change of Control Payments that are payable by NWS to any employee, independent contractor, or consultant of NWS as a result of the occurrence of the Merger or the termination of such employee’s employment or such independent contractor’s or consultant’s service with NWS as a result or in contemplation of the Merger on or before the Closing Date; provided, however, that any such Change of Control Payments shall be paid by NWS in full on or before the Closing or accrued in full on the books and records of NWS on or before the Closing; and, provided further, that in no event shall any of the following be considered Change of Control Payments: (i) any payments made pursuant to any offer letter or any Contract entered into by NWS with any employee of NWS at the direction of Tyler, (ii) any change of control, termination, severance payments, golden parachute, deal bonus or similar payments that are paid to any employee of NWS after the Closing Date, and (iii) any bonus or other similar payments to any employee of NWS pursuant to any agreement or arrangement adopted or entered into by Tyler, the Surviving Company or any of their Affiliates after the Effective Time.

7.9 Fees and Expenses. Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, including the Debt Financing, shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated.

7.10 Public Announcements. The Tyler Entities and NWS shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release, or other public statements with respect to the transactions contemplated by this Agreement, including the Merger and the Debt Financing, and shall not issue any such press release, make a general communication to employees, or make any such public statement prior to such consultation; provided, however, that either Party may, after the date hereof, make such disclosures or statements as it reasonably believes to be required by applicable Law or the rule of any national securities exchange (including, for this purpose, The New York Stock Exchange).

7.11 Further Assurances.

(a) Subject to, and not in limitation of, Section 7.5, each of the Parties shall use its commercially reasonable efforts (except as otherwise provided in this Agreement) to (i) take, or cause to be taken, all actions necessary or desirable to consummate the Merger and the other transactions contemplated hereby and (ii) fulfill or obtain the fulfillment of, at the earliest practicable date, the conditions precedent to the consummation thereof, including the execution and delivery of any documents, certificates, instruments, or other papers that are reasonably required for the consummation thereof.

(b) At and after the Effective Time, the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of NWS or Merger LLC, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of NWS or Merger LLC, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Company any and all right, title, and interest in, to, and under any of the rights, properties or assets of NWS acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

7.12 Notification of Certain Matters. NWS shall give notice to Tyler and Tyler shall give notice to NWS, as promptly as reasonably practicable, upon becoming aware of (a) any fact, change, condition, circumstance, event, occurrence, or non-occurrence that has caused or is reasonably likely to cause any representation or warranty in this Agreement made by it to be untrue or inaccurate in any material respect at any time after the date of this Agreement and before the Effective Time, (b) any material failure on its part to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it under this Agreement, or (c) the institution of or the threat of institution of any Proceeding related to this Agreement or the Merger; provided, however, that, except as otherwise provided in Section 15.10, the delivery of any notice in accordance with this Section 7.12 shall not limit or otherwise affect the remedies available under this Agreement to such Party (including the right to seek indemnification in accordance with ARTICLE VIII or ARTICLE XI), the representations or warranties of the Parties, or the conditions to the obligations of the Parties.

7.13 Director and Officer Indemnification and Insurance.

(a) Tyler agrees that all rights to indemnification, advancement of expenses, and exculpation by NWS now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of NWS, as provided in the Articles of Incorporation or By-laws of NWS, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and disclosed on Schedule 7.13, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

(b) Prior to the Effective Time, NWS shall obtain as of the Effective Time “tail” insurance policies with a claims period of six (6) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of NWS, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement). The premium amounts for such tail policies shall be fully paid by NWS or accrued on the books and records of NWS prior to the Closing. During the term of such tail policies, neither Tyler nor the Surviving Company shall take any action following the Closing to cause any such tail policy to be cancelled or any provision therein to be amended or waived; provided, that neither Tyler, the Surviving Company (except to the extent of such pre-Closing accrual thereof by NWS), nor any Affiliate thereof shall be obligated to pay any premiums or other amounts in respect of such tail policies.

(c) The obligations of Tyler under this Section 7.13 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 7.13 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 7.13 applies shall be Third-Party beneficiaries of this Section 7.13, each of whom may enforce the provisions of this Section 7.13).

(d) In the event Tyler or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Tyler shall assume all of the obligations set forth in this Section 7.13.

7.14 Confidentiality. The Parties acknowledge and agree that the Non-disclosure Agreement remains in full force and effect, and the Tyler Entities, on the one hand, and NWS and the Principal Shareholder, on the other hand, covenant and agree to keep confidential, in accordance with the provisions of the Non-disclosure Agreement, information provided to such Party or Parties or any of their respective Representatives pursuant to this Agreement. Notwithstanding anything contained herein to the contrary, if this Agreement is, for any reason, terminated prior to the Closing, the Non-disclosure Agreement and the provisions of this Section 7.14 shall nonetheless continue in full force and effect.

7.15 Debt Financing.

(a) Tyler acknowledges that it shall be fully responsible for obtaining the Debt Financing and shall use reasonable best efforts to arrange and obtain the Debt Financing on the terms and subject only to the conditions described in the Financing Letter.

(b) Subject to Section 7.2, NWS shall use its reasonable best efforts to cooperate in connection with the arrangement of the Debt Financing as may be reasonably requested by Tyler, including (i) participation in meetings, drafting sessions, presentations, road shows, and due diligence, (ii) furnishing Tyler and the financing sources with financial and other pertinent information regarding NWS as may be reasonably requested by Tyler to consummate the Debt Financing, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act (other than Rule 3-10 of Regulation S-X), (iii) assisting Tyler and the financing sources in the preparation of informational and marketing materials and documents for any portion of the Debt Financing, (iv) reasonably cooperating with the marketing efforts of Tyler and the financing sources for any portion of the Debt Financing, (v) reasonably facilitating the identification of collateral, (vi) reasonably facilitating the provision of information for disclosure schedules and closing deliverables, in each case as customarily provided to lenders, and (vii) obtaining accountants’ comfort letters, accountants’ consent letters, legal opinions, surveys, and title insurance as reasonably requested by Tyler; provided, however, that Tyler shall pay (and, to the extent practicable, in advance) any out-of-pocket costs or expenses incurred in connection therewith (including, any commitment or other fee or incur any other liability in connection with the Debt Financing prior to the Effective Time); and, provided further, that such requested cooperation does not unreasonably interfere with the ongoing operations of NWS. Tyler shall, promptly upon request by NWS, reimburse NWS for all reasonable out-of-pocket costs incurred by NWS in connection with such cooperation. Tyler shall indemnify and hold harmless NWS from and against any and all Losses suffered or incurred by NWS in connection with the arrangement of the Debt Financing and any information utilized in connection therewith.

(c) If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Financing Letter, Tyler shall use its reasonable best efforts to promptly obtain alternative financing in an amount, together with cash of Tyler on the Closing Date, sufficient for Tyler to pay the Total Cash Consideration and to consummate the Merger and the other transactions contemplated by this Agreement on the terms set forth in this Agreement (an “Alternative Financing”).

7.16 Payment of Notes Payable to Former Shareholders and Employees. Prior to the Closing, NWS shall pay in full all outstanding notes payable to former shareholders and employees, as reflected on NWS’s balance sheet as “Long-term debt and notes payable” and “Current maturities of long-term debt,” regardless of the respective payment schedules and maturity dates thereof.

7.17 Shareholders’ Access to Books and Records. In order to facilitate the resolution of any claims made against or incurred by the Shareholders prior to the Effective Time, or for any other reasonable purpose, for a period of five years after the Effective Time, Tyler shall: (a) retain the books and records (including personnel files) of NWS relating to periods prior to the

Effective Time in a manner reasonably consistent with the prior practices of NWS, and (b) upon reasonable notice, afford the Shareholders’ Representative and his Representatives reasonable access during normal business hours to (including the right to make, at the Shareholders’ Representative’s expense, photocopies of), such books and records.

7.18 Provisions Regarding Legal Representation. Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, stockholders, members, partners, officers, employees and Affiliates, that Honigman Miller Schwartz and Cohn LLP may serve as counsel to each and any Shareholder and its respective Affiliates (individually and collectively, the “Holder Group”), on the one hand, and NWS, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Honigman Miller Schwartz and Cohn LLP may serve as counsel to the Holder Group or any director, member, partner, officer, employee or Affiliate of the Holder Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation and each of the Parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation.

ARTICLE VIII

TAX MATTERS

8.1 Tax-Free Reorganization Matters.

(a) Intended Tax Treatment. Tyler, NWS, the Principal Shareholder, and the Shareholders’ Representative (on behalf of the other Shareholders) are entering into this Agreement with the intention that the Merger qualify as a tax-free reorganization under Section 368(a)(1) of the Code for federal income Tax purposes, except to the extent of any “boot” received.

(b) Tyler represents, warrants and covenants to the Shareholders that:

(i) the Merger LLC is, and will be, treated as a disregarded entity for federal income Tax purposes and, to the extent permissible under state, local, or other income or similar Tax Laws, will be treated as a disregarded entity; and

(ii) Tyler has not made, and will not make or permit to be made, an election to treat Merger LLC as a corporation for federal, state, local, or other income or similar income Tax purposes.

(c) None of the Parties or their Affiliates has taken, agreed to take, or will take any actions that, or will fail to take any actions the failure of which will, disqualify the Merger for treatment as a tax-free reorganization under Section 368(a)(1) of the Code, including, without limitation, those set forth on Schedule 8.1(c). The Shareholders’ Representative shall cause the other Shareholders not to take any actions that, or fail to take any actions the failure of which will, disqualify the Merger for treatment as a tax-free reorganization under Section 368(a)(1) of the Code, including, without limitation, those set forth on Schedule 8.1(c).

(d) The Parties shall file all Tax Returns in a manner consistent with the Merger qualifying as a tax-free reorganization under Section 368(a)(1) of the Code and shall not take any positions in an audit, examination, or Proceeding with a Governmental Authority responsible for Taxes, or otherwise, that is inconsistent with such qualification.

8.2 Tax Covenants.

(a) Without the prior written consent of Tyler, prior to the Closing, NWS, its Representatives, and the Principal Shareholder shall not make, change, or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action, or enter into any other transaction that would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of Tyler or the Surviving Company in respect of any Post-Closing Tax Period.

(b) All Transfer Taxes (including any penalties and interest) resulting from, relating to, or arising in connection with the Merger shall be borne and paid by the Shareholders when due. The Party responsible under applicable Tax Law for filing such Tax Returns shall timely file such Tax Return or other document with respect to such Taxes or fees (and the other Party shall cooperate with respect thereto as necessary).

(c) On or after the Closing Date, Tyler shall not, and shall not cause or permit the Surviving Company or its Affiliates to, (i) amend any NWS Tax Return filed with respect to a Pre-Closing Tax Period or (ii) make any Tax election that has retroactive effect to any such Tax year of NWS, in each such case without the prior written consent of the Shareholders’ Representative.

(d) Any Tax refunds that are received by Tyler or the Surviving Company and their Affiliates, any amounts credited against Tax to which Tyler, the Surviving Company or their Affiliates become entitled, that relate to Taxable periods or portions thereof ending on or before the Closing Date shall be for the account of Shareholders, and Tyler shall pay over to Shareholders any such refund or the amount of any such credit within 15 Business Days of receipt thereof or credit therefor.

(e) To the maximum extent permitted by Tax Law, any and all deductions related to Transaction Expenses, any bonuses or other change in control payments, including any payroll taxes applicable thereto, paid or to be paid to employees or consultants of NWS as a result of the transactions contemplated by this Agreement and any expense in respect of any other item that has the effect of reducing the Total Merger Consideration, in each case as incurred by NWS, will be treated for income Tax purposes as having been incurred by NWS in, and reflected as a deduction on, the income Tax Returns of NWS for, the Pre-Closing Tax Period. The Parties shall not take any Tax or accounting position inconsistent with the preceding sentence and shall file all Tax and accounting information consistent with Section 8.1(a) unless required to do otherwise by a final, nonappealable order of a court of competent jurisdiction.

8.3 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon NWS shall be terminated as of the Closing Date. After the Closing Date, neither NWS nor any of its Representatives shall have any further rights or liabilities thereunder.

8.4 Tax Indemnification.

(a) Except to the extent treated as a liability in the calculation of Closing Working Capital, the Principal Shareholder and the Shareholders’ Representative (on behalf of the other Shareholders) shall, severally and not jointly (in accordance with each Shareholder’s Pro Rata Shares), indemnify Tyler, the Surviving Company, and each Tyler Indemnified Party and hold them harmless from and against (i) all income Taxes of NWS or relating to the business of NWS for all Pre-Closing Tax Periods; (ii) all income Taxes of any member of an affiliated, consolidated, combined, or unitary group of which NWS (or any predecessor of NWS) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state, or local Law; (iii) all income Taxes of any person imposed on NWS arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date, (iv) all Taxes arising from the transactions contemplated by this Agreement and incurred by NWS (except to the extent otherwise set forth in this Agreement), (v) all Taxes arising from a nondeductible expense under Section 280G of the Code or an excise Tax to the recipient of such payments pursuant to Section 4999 of the Code, including any claim or Proceeding by a current or former NWS employee or consultant arising therefrom, and (vi) any failure or alleged failure of an NWS Plan to comply with, or be exempt from, Section 409A of the Code, including any Taxes arising therefrom and any claim or Proceeding by a current or former NWS employee arising therefrom. In each of the above cases, together with any reasonable out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, the Principal Shareholder and the Shareholders’ Representative (on behalf of the other Shareholders) shall, severally and not jointly (in accordance with each Shareholder’s Pro Rata Shares), reimburse Tyler for any Taxes of NWS that are the responsibility of the Shareholders pursuant to this Section 8.4 within 15 Business Days after Tyler or the Surviving Company provides written notice to the Shareholders’ Representative of the payment of such Taxes, which notice shall set forth the amount and type of such Taxes with reasonable specificity, and certified evidence of payment thereof.

(b) Tyler shall indemnify the Shareholders and hold them harmless from any Loss attributable to any breaches of the Tax representations, warranties or covenants of Tyler, the Surviving Company, and their Affiliates under this ARTICLE VIII. For purposes, of clarity, such indemnification shall include any Losses relating to Taxes imposed on the Shareholders, NWS or the Surviving Company as a result of Tyler or any of its Affiliates taking any action or failing to take any actions that cause the Merger to fail to qualify as a reorganization under Section 368(a)(1) of the Code.

(c) The Tyler Entities, jointly and severally, covenant and agree that they will indemnify, defend, protect, and hold harmless the Shareholders and their respective agents, representatives, Affiliates, beneficiaries and heirs, and employees at all times from and after the Effective Time from and against all Losses incurred by any of such indemnified Persons as a result of or arising from all Taxes payable by the Tyler Entities for Post-Closing Tax Periods.

8.5 Tax Returns.

(a) NWS shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by applicable Tax Law).

(b) The Shareholders’ Representative shall be responsible for the preparation and filing of the final federal, state and local S Corporation Tax Returns of NWS for the Pre-Closing Tax Period in 2015, provided that the Surviving Company shall provide all necessary and appropriate cooperation in connection with its preparation and the physical filing thereof. The Shareholders’ Representative shall be responsible for the content thereof and such Tax Return shall be executed in the name of and on behalf of NWS in a manner consistent with past practice and in accordance with the Code, applicable IRS guidance, and applicable state or local Tax Laws, as relevant.

(c) The Surviving Company shall prepare and timely file, or cause to be prepared and timely filed, all other Tax Returns required to be filed by NWS after the Closing Date with respect to a Pre-Closing Tax Period, and for any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with NWS’s past practice (unless otherwise required by Law) and, if it is an income or other material Tax Return, shall be submitted by Tyler or the Surviving Company to the Shareholders’ Representative (together with schedules, statements and, to the extent requested by the Shareholders’ Representative, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. If the Shareholders’ Representative objects to any item on any such Tax Return that relates to a Pre-Closing Tax Period, he shall, within fifteen days after delivery of such Tax Return, notify Tyler in writing that he so objects, specifying with reasonable particularity any such item and stating with reasonable specificity the factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Tyler and the Shareholders’ Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Tyler and the Shareholders’ Representative are unable to reach such agreement within ten days after receipt by Tyler of such notice, the disputed items shall be resolved by the Accountant and any determination by the Accountant shall be final. The Accountant shall resolve any disputed items within 20 days of having the item referred to it pursuant to such procedures as it may require. If the Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Tyler and then amended to reflect the Accountant’s resolution. The costs, fees, and expenses of the Accountant shall ultimately be borne by Tyler, on the one hand, and the Principal Shareholder and the Shareholders’ Representative (on behalf of the other Shareholders), on the other hand, in the same proportion as the aggregate amount of the disputed items that is unsuccessfully disputed (as determined by the Accountant) by Tyler and the Principal Shareholder and the Shareholders’ Representative (on behalf of the other Shareholders), as applicable, bears to the total amount of the disputed items submitted to the Accountant. Except as provided in the preceding sentence, all other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Accountant shall be borne by the Party incurring such cost and expense. The preparation and filing of any Tax Return of NWS that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of Tyler. Tyler shall be entitled to deduct from the Escrow Amount (i) Taxes due with respect to any such Tax Return that relate to Pre-Closing Tax Periods and (ii) Taxes due with respect to any such Tax Return that relate to Straddle Periods that are attributable under Section 8.6 to the portion of such Straddle Period ending on the Closing Date, but only to the extent such Taxes due were not taken into account as liabilities in computing the Closing Working Capital or otherwise paid by the Shareholders.

8.6 Straddle Period. In the case of Taxes that are payable with respect to a Taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital, or net worth, (ii) imposed in connection with the sale, transfer, or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the Taxable year ended with the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

8.7 Contests. Tyler agrees to give written notice to the Shareholders’ Representative of the receipt of any written notice by NWS or the Surviving Company, Tyler, or any of Tyler’s Affiliates which involves the assertion of any claim, or the commencement of any Proceeding, in respect of which an indemnity may be sought by Tyler pursuant to this ARTICLE VIII (a “Tax Claim”); provided that failure to comply with this provision shall not affect Tyler’s right to indemnification hereunder. Except as provided below, Tyler shall control the contest or resolution of any Tax Claim; provided, however, that Tyler shall obtain the prior written consent of the Shareholders’ Representative (which consent shall not be unreasonably withheld, conditioned, or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that the Shareholders’ Representative shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by the Shareholders’ Representative. The Shareholders’ Representative shall control any Tax Claim with respect to the federal income tax returns of NWS or with respect to any other Tax Return for which the Shareholders could have a liability pursuant to this ARTICLE VIII. Tyler shall be entitled to participate in the defense of any such Tax Claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Tyler. The Shareholders’ Representative shall consult with Tyler before entering into any settlement of such claim or ceasing to defend such claim if the settlement or ceasing to defend such claim would result in a material increase in the Taxes of Tyler in a Tax period beginning after the Closing Date.

8.8 Cooperation and Exchange of Information. The Shareholders’ Representative, the Surviving Company, and Tyler shall provide each other with such cooperation and information as any of them reasonably may request of the others in filing any Tax Return pursuant to this

ARTICLE VIII or in connection with any audit, examination or other Proceeding in respect of Taxes of NWS. Such cooperation and information shall include providing powers of attorney, copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers, and documents relating to rulings or other determinations by tax authorities. Each of the Shareholders’ Representative, the Surviving Company, and Tyler shall retain all Tax Returns, schedules and work papers, records, and other documents in its possession relating to Tax matters of NWS for any Taxable period beginning before the Closing Date until the expiration of the statute of limitations of the Taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying, or discarding any Tax Returns, schedules and work papers, records, and other documents in its possession relating to Tax matters of NWS for any Taxable period beginning before the Closing Date, the Shareholders’ Representative or the Surviving Company or Tyler (as the case may be) shall provide the other Parties with reasonable written notice and offer the other Parties the opportunity to take custody of such materials. The Parties further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority responsible for Taxes or any other Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed with the transactions contemplated under this Agreement.

8.9 Payments to Tyler. Any amounts payable to Tyler pursuant to this ARTICLE VIII shall be satisfied: (a) from the Escrow Amount, and (b) to the extent such amounts exceed the amount available to Tyler in the Escrow Amount, such excess shall be an obligation of the Shareholders, severally and not jointly (limited by their Pro Rata Shares).

8.10 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this ARTICLE VIII shall be treated by the Parties as an adjustment for Tax purposes to the Total Cash Consideration or Total Stock Consideration, based upon the source of the indemnity payment, unless otherwise required by applicable Tax Law.

8.11 FIRPTA Statement. On the Closing Date, NWS shall deliver to Tyler a certificate, dated as of the Closing Date, certifying to the effect that no interest in NWS is a U.S. real property interest for purposes of Treasury Regulations Section 1.897-2(g)(1)(ii), in a form reasonably satisfactory to each of the Parties. (the “FIRPTA Statement”).

8.12 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this ARTICLE VIII shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus 60 days.

8.13 Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE XI, including procedures relating to the control of Proceedings relating to Taxes, may overlap with an obligation or responsibility pursuant to this ARTICLE VIII, the provisions of this ARTICLE VIII shall govern. The indemnities of the Shareholders set forth in this ARTICLE VIII and the indemnities of the Shareholders set forth in ARTICLE XI, to the extent relating to Taxes, shall be applied without duplication.

ARTICLE IX

CONDITIONS PRECEDENT

9.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, or other judgment or order issued by any federal or state court of competent jurisdiction (collectively, “Restraints”) shall be in effect enjoining or otherwise prohibiting the consummation of the Merger, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Authority that, in any such case, prohibits or makes illegal the consummation of the Merger or the other transactions contemplated hereby.

(c) Shareholder Approval. Authorization and approval of the Merger and adoption of this Agreement by such Shareholders holding the requisite number of shares of NWS Common Stock under the Michigan Act shall not have been withdrawn.

(d) Merger Filings. The Merger Filings shall have been filed in accordance with the Michigan Act and the Delaware Act.

9.2 Conditions to Obligations of the Tyler Entities. The obligations of the Tyler Entities to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver by Tyler (on behalf of itself and Merger LLC) at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Principal Shareholder set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date.

(ii) The representations and warranties of NWS set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties (i) expressly relate to an earlier date, in which case as of such earlier date or (ii) have been amended or supplemented pursuant to a Disclosure Schedule Supplement), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Performance of Obligations.

(i) The Principal Shareholder and the Shareholders’ Representative shall have, in all material respects, performed or complied with all obligations required to be performed or complied with by it under this Agreement by the time of the Closing.

(ii) NWS shall have, in all material respects, performed or complied with all obligations required to be performed or complied with by it under this Agreement by the time of the Closing.

(c) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, circumstance, occurrence, effect, or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(d) Closing Deliverables. NWS shall have delivered or caused to be delivered each of the Closing deliverables set forth in Section 2.3(b).

9.3 Conditions to Obligation of NWS. The obligation of NWS to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver by the Shareholders’ Representative (on behalf of any Shareholder) at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Tyler Entities set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Tyler Material Adverse Effect.

(b) Performance of Obligations. The Tyler Entities shall have, in all material respects, performed or complied with all obligations required to be performed or complied with by them or either of them under this Agreement by the time of the Closing.

(c) Absence of Tyler Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, circumstance, occurrence, effect, or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Tyler Material Adverse Effect.

(d) Closing Deliverables. Tyler shall have delivered or caused to be delivered each of the Closing deliverables set forth in Sections 2.3(c) and 2.3(d).

9.4 Frustration of Closing Conditions. None of NWS or the Tyler Entities may rely on the failure of any condition set forth in Sections 9.1, 9.2, or 9.3, as the case may be, to be satisfied if such failure was caused by such Party’s (or, in the case of a Tyler Entity, any Tyler Entity’s) breach of this Agreement.

ARTICLE X

TERMINATION, AMENDMENT, AND WAIVER

10.1 Termination. Subject to the provisions of this ARTICLE X, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time:

(a) by mutual written consent of Tyler and NWS;

(b) by either Tyler or NWS:

(i) if the Merger shall not have been consummated on or before December 31, 2015 (such date, as it may be extended by the written mutual agreement of the Parties or as provided in this Section 10.1(b)(i), the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available to any Party if the failure of such Party (or in the case of Tyler, any Tyler Entity) to perform, in any material respect, any of its obligations under this Agreement, has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date; and, provided further, that, if at any time prior to the Outside Date the Antitrust Division of the Department of Justice (the “DOJ”) or the Federal Trade Commission (the “FTC”) makes a request for additional information or documentary materials from either or both of NWS or Tyler authorized by Section 7A(e) of the Clayton Act (a “Second Request”), then the Outside Date shall be extended for an additional 60 days unless Tyler and NWS by mutual written consent agree not to extend the Outside Date; or

(ii) if any Restraint having any of the effects set forth in Section 9.1(b) shall have become final and nonappealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 10.1(b)(ii) shall have complied with its obligations under Section 7.5;

(c) by Tyler, if the Principal Shareholder or NWS shall have breached any of their representations or warranties or failed to perform any of their respective covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Sections 9.2(a) or 9.2(b) and (ii) is incapable of being cured prior to the Outside Date; provided, however, that Tyler shall not have the right to terminate this Agreement pursuant to this Section 10.1(c) if either Tyler Entity is then in material breach of any of its representations, warranties, covenants, or agreements hereunder;

(d) by Tyler if there has been a Material Adverse Effect;

(e) by Tyler, if it determines in its good faith, reasonable judgment that it is unable to obtain the Debt Financing or any Alternative Financing on a commercially reasonable basis;

(f) by NWS if either Tyler Entity shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Sections 9.3(a) or 9.3(b) and (ii) is incapable of being cured prior to the Outside Date; provided, however, that NWS shall not have the right to terminate this Agreement pursuant to this Section 10.1(f) if NWS is then in material breach of any of its representations, warranties, covenants, or agreements hereunder; or

(g) by NWS if there has been a Tyler Material Adverse Effect.

Except as provided in Section 10.6, nothing in this Section 10.1 shall limit or prevent a Party from exercising any rights or remedies it may have under Section 15.11 in lieu of its terminating this Agreement pursuant to this Section 10.1.

10.2 Effect of Termination. In the event this Agreement is terminated by either NWS or Tyler as provided in Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Shareholder, NWS, or any Tyler Entity, other than the provisions of Section 5.23, Section 6.10, Section 7.9, Section 7.10, Section 7.14, this Section 10.2, Section 10.6, and ARTICLE XV, which provisions shall survive such termination.

10.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

10.4 Extension; Waiver. At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) to the extent permitted by Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. No provision of this Agreement requiring any Party to use reasonable best efforts or to act in good faith in any context shall be interpreted to require a Party, as part of such Party’s duty to use reasonable best efforts or to act in good faith in the context in question, to waive any condition to the obligations of such Party hereunder or to refrain from exercising any right or power such Party may have hereunder.

10.5 Procedure for Termination or Amendment. A termination of this Agreement pursuant to Section 10.1 or an amendment of this Agreement pursuant to Section 10.3 shall, in order to be effective, be in writing delivered to the other Parties and require, in the case of Tyler (for itself and Merger LLC) and NWS, action by its board of directors or a duly authorized committee of its board of directors to the extent permitted by Law.

10.6 Termination Fee. If this Agreement is terminated (a) by Tyler pursuant to Section 10.1(e), provided that (i) no Material Adverse Effect shall have occurred and is continuing as of the date of such termination and (ii) the Principal Shareholder or NWS are not then in breach of any of their representations or warranties or and have not failed to perform any of their respective covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Sections 9.2(a) or 9.2(b) and

(B) is incapable of being cured prior to the Outside Date, or (b) by NWS pursuant to Section 10.1(f), then the Parties agree that (x) NWS shall have suffered a loss of value to its business of an incalculable nature and amount, unrecoverable in law, and (y) Tyler shall pay to NWS a fee of $45,000,000 (the “Termination Fee”); and, provided further, (1) if the circumstances described in clauses (a)(i) or (a)(ii) above shall not be true, nothing shall prevent Tyler’s decision to terminate this Agreement pursuant to Sections 10.1(c) or 10.1(d), respectively, and (2) in no event shall Tyler be required to pay the Termination Fee on more than one occasion. If applicable, the Termination Fee shall be payable in immediately available funds by wire transfer no later than five Business Days after such termination. Notwithstanding anything to the contrary in this Agreement, NWS’s right to receive payment of the Termination Fee pursuant to this Section 10.6 shall be the sole and exclusive remedy of NWS or any of its Affiliates against Tyler or any of its Affiliates or any of their respective stockholders, members, or Representatives for any and all Losses that may be suffered based upon, resulting from, or arising out of the circumstances giving rise to the termination giving rise to such Termination Fee, and, subject to Section 10.2, upon payment of the Termination Fee in accordance with this Section 10.6, none of Tyler or any of its Affiliates or any of their respective stockholders, members, or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

ARTICLE XI

INDEMNIFICATION

11.1 General Indemnification by the Shareholders. Subject to the provisions of this ARTICLE XI, the Principal Shareholder and the Shareholders’ Representative (on behalf of the other Shareholders) covenant and agree that they will, severally and not jointly, but limited to each Shareholder’s Pro Rata Share (except as expressly provided in Section 11.1(a)(i)), indemnify, defend, protect, and hold harmless each of the Tyler Entities, and their respective officers, directors, managers, employees, shareholders, members, agents, representatives, and Affiliates, from and after the Effective Time from and against all Losses incurred by any of such indemnified Persons as a result of or arising from (a) during the applicable Survival Period, any breach of the representations and warranties (i) of the Principal Shareholder as set forth in ARTICLE IV (with respect to which the Principal Shareholder’s indemnity obligation pursuant to this Section 11.1(a)(i) shall not be limited to the Principal Shareholder’s Pro Rata Share and the other Shareholders shall have no indemnity obligation), or (ii) of NWS as set forth in ARTICLE V, (b) during the applicable Survival Period, any breach or nonfulfillment of any covenant or agreement on the part of the Shareholders or NWS under this Agreement, or (c) any Proceeding by a Shareholder against NWS, the Surviving Company, or their respective Affiliates and Representatives with respect to any event or action occurring on or before the Effective Time (but excluding (i) any obligation of the Tyler Entities pursuant to this Agreement and (ii) any employment claim accrued by NWS prior to the Effective Time but payable by the Surviving Company after the Effective Time).

11.2 Indemnification by Tyler. The Tyler Entities, jointly and severally, covenant and agree that they will indemnify, defend, protect, and hold harmless the Shareholders and their respective agents, representatives, Affiliates, beneficiaries and heirs, and employees at all times from and after the Effective Time from and against all Losses incurred by any of such indemnified Persons as a result of or arising from (a) during the applicable Survival Period, any breach of the representations and warranties of the Tyler Entities set forth herein or in the Schedules or certificates attached hereto, or (b) during the applicable Survival Period, any breach of or nonfulfillment of any covenant or agreement on the part of the Tyler Entities under this Agreement.

11.3 Third Party Claims. Promptly after any Party (hereinafter the “Indemnified Party”) has received notice of or has knowledge of any claim (or any facts giving rise to a claim) by a Third Party of the commencement of any Proceeding by a Third Party that the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall promptly give to the party obligated to provide indemnification pursuant to Sections 11.1 or 11.2 (hereinafter the “Indemnifying Party”) written notice of such claim or the commencement of such Proceeding. Such notice shall state the nature and the basis of such claim and a reasonable estimate of the amount thereof, along with all documentation and records in such Indemnified Party’s possession relating to such claim. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter so long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle any such matter, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and in any settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records, and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled, at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof. If the Shareholders’ Representative has assumed the defense of a claim, Tyler will not (and will cause its Affiliates and Representatives not to) admit any liability with respect to, or settle, compromise or discharge, any such claim without the prior written consent of the Shareholders’ Representative, such consent not to be unreasonably withheld. The Indemnifying Party shall not settle any such Third Party claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, the Indemnified Party. If the Indemnifying Party desires to accept a final and complete settlement of any such Third Party claim and the Indemnified Party refuses to consent to such settlement within ten Business Days, then the Indemnifying Party’s liability under this Section 11.3 with respect to such Third Party claim shall be limited to the amount so offered in settlement by said Third Party; provided, however, that notwithstanding the foregoing, the Indemnified Party shall be entitled to refuse to consent to any such proposed settlement and the Indemnifying Party’s liability hereunder shall not be limited by the amount of the proposed settlement if such settlement does not provide for the complete release of the Indemnified Party. If, upon receiving notice, the Indemnifying Party does not timely undertake to defend such matter to which the Indemnified Party is entitled to indemnification hereunder, or fails diligently to pursue such defense, the Indemnified Party may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may seek indemnification for any and all Losses based upon, arising from or relating to such claim;

provided that, the Indemnifying Party may nonetheless participate (at its own expense) in the defense of such claim and the Indemnified Party will consult with the Indemnifying Party in respect of such defense.

11.4 Non-Third Party Claims. In the event that any Indemnified Party asserts the existence of a claim giving rise to Losses (but excluding claims resulting from the assertion of liability by a Third Party), such party shall give prompt written notice to the Indemnifying Party. Such written notice shall state that it is being given pursuant to this Section 11.4, specify the nature and amount of the claim asserted, and the amount of the claim deemed a valid claim (such date to be established in accordance with the next sentence), along with all documentation and records in such Indemnified Party’s possession relating to such claim. If such Indemnifying Party, within 60 days after the receipt of such written notice from such Indemnified Party, shall not give written notice to such Indemnified Party announcing such Indemnifying Party’s intent to contest such assertion of such Indemnified Party, such assertion shall be deemed accepted and the amount of such claim shall be deemed a valid claim. In the event, however, that such Indemnifying Party contests such assertion of a claim by giving such written notice to the Indemnified Party within said period, then the parties shall act in good faith to reach agreement regarding such claim.

11.5 Survival of Representations and Warranties and Covenants and Agreements. The representations, warranties, covenants and agreements set forth in this Agreement shall survive the Closing as follows: (a) the representations and warranties set forth in this Agreements shall, except as set forth in clauses (b) and (c) below, survive the Closing for a period of 18 months from the Closing Date; (b) the representations and warranties contained in Sections 4.1 (Authority; Binding Agreement), 4.4 (Ownership), 5.1 (Due Organization and Qualification), 5.2 (Authority; Binding Agreement), 5.5 (Capitalization), 6.1 (Due Organization and Authority), and 6.2 (Authority; Binding Agreement) (collectively, the “Fundamental Representations”) shall survive until the fifth anniversary of the Closing; and (c) the representations and warranties contained in Section 5.18 (Taxes) (the “Tax Representations”) shall survive until the expiration of all applicable statutes of limitations, including any extensions thereof, plus 60 days (whether permissive or otherwise); (d) the covenants and agreements that are to be performed prior to Closing shall not survive the Closing; and (e) the covenants and agreements that are to be performed all or in part after Closing shall survive until either the date provided herein or, if no date is provided, the expiration of the applicable statutes of limitations (in each case, the “Survival Period”). Each representation and warranty made in this Agreement shall expire on the last day, if any, that claims for breaches of such representation or warranty may be made, except that any such representation or warranty that has been made the subject of a claim or the breach of which is the subject to a written notice before such expiration date shall survive with respect to such claim or notice of beach until the final resolution of such claim or breach.

11.6 Certain Limitations.

(a) Indemnification Basket. Notwithstanding anything contained herein to the contrary, neither the Shareholders, on the one hand, nor the Tyler Entities, on the other hand, shall be entitled to indemnification from the other under the provisions of Section 11.1 or Section 11.2, as the case may be, unless and until the aggregate amount of all Losses subject to indemnification by such other Party exceeds $3,350,000 (the “Basket”), in which event the

Indemnifying Party shall be required to pay or be liable for all such Losses from the first dollar; provided, however, that the Basket shall not be applicable to Losses resulting from (i) any breach of a Fundamental Representation or a Tax Representation or (ii) actual fraud.

(b) Indemnification Limitation. Notwithstanding anything contained herein to the contrary, the aggregate indemnification obligation of the Shareholders under Section 11.1 or the Tyler Entities under Section 11.2 shall be limited to an amount equal to the Escrow Amount. Notwithstanding the foregoing, the limitations set forth in this Section 11.6(b) shall not apply to (i) any breach of a Fundamental Representation or a Tax Representation or (ii) actual fraud.

(c) Read Out of Materiality. For purposes of determining the amount of any Loss suffered by an Indemnified Party for purposes of Sections 11.1 or 11.2, but not for the purposes of determining whether a representation or warranty has been in fact violated, all such representations and warranties shall be read as if any and all exceptions, limitations, restrictions, qualifications, and exclusions contained in such representations and warranties based or conditioned on the terms “material,” or “materially” were deleted.

(d) Effect of Insurance Proceeds. Payments by an Indemnifying Party pursuant to Section 11.1 or Section 11.2 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party (or the Surviving Company) in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(e) Effect of Tax Benefits. Payments by an Indemnifying Party pursuant to Section 11.1 or Section 11.2 in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party.

(f) Limitation of Liability. Except with respect to indemnified Losses required to be paid to a Third Party as part of a Third Party claim under this ARTICLE XI, in no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(g) Mitigation of Losses. Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(h) Knowledge. Notwithstanding any provision of this Agreement to the contrary, Losses for which the Shareholders may be liable pursuant to Section 11.1 shall exclude all Losses relating to the breach of any representation or warranty of the Principal Shareholder or NWS to the extent the Shareholders’ Representative establishes to a reasonable certainty that any

Tyler Entity had actual Knowledge as of the Closing of material information that is materially inconsistent with the representation or warranty on which the claim of the Tyler Entity Indemnified Party is based, and could reasonably be expected to have an understanding of the relevance of such materially inconsistent information to such representation and warranty, and thereby it can reasonably be concluded that the Tyler Entity has waived the right to rely on such representation or warranty or should be estopped from asserting such claim as a result thereof. The Tyler Entities expressly acknowledge the Shareholders’ right to establish that the Tyler Entities have waived such right or should otherwise be estopped from asserting such claim based on the breach of such representation or warranty due to such actual Knowledge.

11.7 Payments; Indemnification Escrow Fund.

(a) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE XI, and subject to Section 11.6(a), the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

(b) Any Losses payable to a Tyler Indemnified Party pursuant to this ARTICLE XI shall be satisfied: (i) first, from the Escrow Amount; provided that any Shareholders’ Representative Expenses incurred in connection with the defense and settlement of a claim for indemnity under this ARTICLE XI shall also be deemed to be Losses to be satisfied from the Escrow Amount, but only to the extent funds are available following the payment of the Losses due to any Tyler Indemnified Party in connection with such claim for indemnity, and (ii) second, to the extent the amount of Losses payable exceeds the amounts available to the Tyler Indemnified Party from the Escrow Amount, such excess shall be an obligation of the Shareholders, severally and not jointly (limited to their Pro Rata Shares), except with respect to Losses that are indemnifiable under Section 11.1(a)(i), which shall be a several obligation of the Principal Shareholder responsible for the breach and not limited by his Pro Rata Share.

(c) Indemnification payments under this Agreement from the Escrow Amount shall be satisfied from the Escrowed Cash and the Escrowed Shares pro rata to the original amounts thereof deposited into the Escrow Account.

(d) For purposes of determining indemnification payments under this Agreement that are satisfied by the release of Escrowed Shares from the Escrow Account, the value of an Escrowed Share shall be deemed to be equal to the Average Trading Price.

(e) Upon the termination of the Escrow Account pursuant to the terms of the Escrow Agreement, the Escrow Agent shall pay (or deliver, in the case of Escrowed Shares) any amounts remaining in the Escrow Account (i) first, to the Shareholders’ Representative for any Shareholders’ Representative Expenses, and (ii) second, to the Shareholders as set forth in the Escrow Agreement in accordance with their Pro Rata Shares.

11.8 Tax Treatment of Indemnification Payments. All indemnification payments made under this ARTICLE XI shall be treated by the Parties for Tax purposes as an adjustment to the Total Cash Consideration or Total Stock Consideration, based upon the source of the indemnity payment, unless otherwise required by applicable Tax Law.

11.9 Exclusive Remedy. The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from actual fraud on the part of a Party in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement, or obligation set forth in this Agreement, except to the extent subject to ARTICLE VIII, shall be pursuant to the indemnification provisions set forth in this ARTICLE XI. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims, and causes of action for any breach of any such representation, warranty, covenant, agreement, or obligation it may have against the other Parties and their Affiliates arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE XI. Nothing in this Section 11.9 shall limit any Person’s right to seek and obtain any equitable relief to which it shall be entitled or to seek any remedy on account of any Party’s actual fraud.

ARTICLE XII

NONCOMPETITION COVENANTS

12.1 Prohibited Activities by the Principal Shareholder.

(a) For no additional consideration, the Principal Shareholder will not for five years following the Closing Date, directly or indirectly, for himself or on behalf of or in conjunction with any other Person of whatever nature:

(i) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial or advisory capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any Competitive Business in the Territory;

(ii) call upon any Person that is, at that time, or which has been, within one year prior to that time, a customer of NWS, Tyler, the Surviving Company, or any of their respective subsidiaries within the Territory for the purpose of soliciting or selling services or products in a Competitive Business within the Territory; or

(iii) call upon any Person, who is, at that time, an employee, contractor, or consultant of Tyler or the Surviving Company or any of their respective subsidiaries, for the purpose or with the intent or effect of enticing such employee or consultant away from or out of the employ or service with Tyler or the Surviving Company or any of their respective subsidiaries.

(b) Notwithstanding the above, Section 12.1(a) shall not be deemed to prohibit the Principal Shareholder (i) from acquiring, as a passive investor with no involvement in the operation of the business, not more than five percent of the capital stock of a Competitive Business whose stock is publicly traded on a national securities exchange, automated quotation system, or over-the-counter, (ii) engaging in any activity on behalf of Tyler (or any of its Affiliates), or (iii) from acquiring any portion of the Total Stock Consideration.

12.2 Equitable Relief. Because of the difficulty of measuring economic losses to Tyler and the Surviving Company as a result of a breach of the foregoing covenants, because a breach of such covenant would diminish the value of the assets and business of NWS being acquired pursuant to this Agreement, and because of the immediate and irreparable damage that could be caused to Tyler and the Surviving Company for which it would have no other adequate remedy, the Principal Shareholder agrees that the foregoing covenants may be enforced against him by injunctions, restraining orders, and other equitable actions.

12.3 Reasonable Restraint. It is agreed by the Parties that the foregoing covenants in this ARTICLE XII are necessary in terms of time, activity, and territory to protect Tyler’s and the Surviving Company’s interest in the assets and business being acquired pursuant to the terms of this Agreement and impose a reasonable restraint on the Principal Shareholder in light of the activities and business of NWS on the date of the execution of this Agreement and the current plans of NWS.

12.4 Severability; Reformation. The covenants in this ARTICLE XII are severable and separate, and the unenforceability of any specific covenant shall not affect the continuing validity and enforceability of any other covenant. In the event any court of competent jurisdiction shall determine that the scope, time, or territorial restrictions set forth in this ARTICLE XII are unreasonable and therefore unenforceable, then it is the intention of the Parties that such restrictions be enforced to the fullest extent that the court deems reasonable and this Agreement shall thereby be reformed.

12.5 Material and Independent Covenant. The Principal Shareholder acknowledges that his respective agreements and the covenants set forth in this ARTICLE XII are material conditions to the Tyler Entities’ agreements to execute and deliver this Agreement and to consummate the transactions contemplated hereby and that the Tyler Entities would not have entered into this Agreement without such covenants. All of the covenants in this ARTICLE XII shall be construed as an agreement independent of any other provision in this Agreement.

ARTICLE XIII

NONDISCLOSURE OF CONFIDENTIAL INFORMATION

13.1 General. The Principal Shareholder recognizes and acknowledges that he had in the past, currently has, or in the future will have, access to certain confidential information relating to the business of NWS, the Surviving Company, and Tyler, such as lists of customers, operational policies, and pricing and cost policies that are, and following the Closing will be, valuable, special and unique assets of the Surviving Company and Tyler. The Principal Shareholder agrees that he will not use or disclose such confidential information to any Person for any purpose whatsoever, except as is required in the course of performing his duties, if any, to NWS prior to the Closing or to Tyler or the Surviving Company after the Closing or with regard to enforcing his rights under this Agreement, unless (a) such information becomes known to the public generally through no fault of the Principal Shareholder, or (b) disclosure is required by Law, provided that prior to disclosing any information pursuant to this clause (b) the Principal Shareholder shall, if possible, give prior written notice thereof to Tyler and provide Tyler with the opportunity to contest such disclosure.

13.2 Equitable Relief. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, because a breach of such covenant would diminish the value of the assets and business of NWS being sold pursuant to this Agreement or the business of Tyler, and because of the immediate and irreparable damage that would be caused for which the Surviving Company and Tyler would have no other adequate remedy, the Principal Shareholder agrees that the foregoing covenants may be enforced against him by injunctions, restraining orders and other equitable actions. Nothing herein shall be construed as prohibiting Tyler or the Surviving Company from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

ARTICLE XIV

FEDERAL SECURITIES ACT

14.1 Restricted Securities.

(a) The shares of Tyler Common Stock constituting the Total Stock Consideration to be issued in accordance with the terms of this Agreement will not be registered under the Securities Act and therefore may not be resold without compliance with the Securities Act (collectively, the “Restricted Shares”). Certificates representing the Restricted Shares shall bear the following legend:

The shares represented by this certificate were not issued in a transaction registered under the Securities Act of 1933, as amended (“Securities Act”), or any applicable state securities laws. The shares represented hereby have been acquired for investment and may not be sold or transferred unless such sale or transfer is covered by an effective registration statement under the Securities Act and applicable state securities laws or, in the opinion of counsel to the issuer, is exempt from the registration requirements of the Securities Act and such laws.

(b) Each Shareholder to be issued shares of Tyler Common Stock as set forth on Schedule 3.2(b) shall be required, as a condition precedent to being issued any Restricted Shares, to execute and deliver to Tyler, not later than ten Business Days prior to the Closing Date, an Investment Representation Letter in form and substance reasonably satisfactory to Tyler and the Principal Shareholder (each, an “Investment Representation Letter”), pursuant to which each such Shareholder shall acknowledge that: (i) it is being issued Restricted Shares; and (ii) such Restricted Shares are being or will be acquired by such Shareholder solely for its own account, for investment purposes only, and with no present intention of distributing, selling, or otherwise disposing of them in connection with a distribution. Each such Shareholder shall also be required, in the Investment Representation Letter, to covenant, warrant, and represent to Tyler that none of such Restricted Shares will be, directly or indirectly, offered, sold, assigned, pledged, hypothecated, transferred, or otherwise disposed of except after full compliance with all of the applicable provisions of the Securities Act and the rules and regulations of the SEC.

14.2 Economic Risk; Sophistication; Accredited Investors.

(a) The Principal Shareholder covenants, warrants, and represents to Tyler that he: (i) is able to bear the economic risk of an investment in the Restricted Shares and can afford to sustain a total loss of such investment; (ii) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the proposed investment and therefore has the capacity to protect his own interests in connection with the acquisition of the Restricted Shares pursuant hereto; (iii) is an “accredited investor,” as that term is defined in Regulation D under the Securities Act; and (iv) has (by himself or together with his Representatives) had an adequate opportunity to ask questions and receive answers from the officers of Tyler concerning, among other matters, Tyler, its management, and its plans for the operation of its business.

(b) Each Shareholder receiving Restricted Shares as set forth on Schedule 3.2(b) shall be required, in the Investment Representation Letter and as a condition precedent to being issued any Restricted Shares, to covenant, warrant, and represent to Tyler that it: (i) is able to bear the economic risk of an investment in the Restricted Shares and can afford to sustain a total loss of such investment; (ii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment and therefore has the capacity to protect its own interests in connection with the acquisition of the Restricted Shares pursuant hereto; (iii) is an “accredited investor,” as that term is defined in Regulation D under the Securities Act; and (iv) has (by itself or together with its Representatives) had an adequate opportunity to ask questions and receive answers from the officers of Tyler concerning, among other matters, Tyler, its management, and its plans for the operation of its business.

(c) Each Shareholder receiving Restricted Shares as set forth on Schedule 3.2(b) shall be required, as a condition precedent to being issued any Restricted Shares, to complete and return to Tyler, not later than ten Business Days prior to the Closing Date, an investor suitability questionnaire, in form and substance reasonably satisfactory to Tyler and the Principal Shareholder (each, an “Investor Suitability Questionnaire”), and such Shareholder’s status as an “accredited investor” shall be subject to verification by Tyler based upon the review of the completed Investor Suitability Questionnaire by Tyler and its Representatives and all other information available to Tyler.

14.3 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC that may permit the resale of Tyler Common Stock to the public without registration, for a period of three years after the Closing, Tyler agrees to use its commercially reasonable efforts to:

(a) make and keep public information (as such terms are defined in Rule 144) regarding Tyler available;

(b) file with the SEC in a timely manner all reports and other documents required of Tyler under the Securities Act and the Exchange Act; and

(c) furnish the Principal Shareholder upon written request a written statement by Tyler as to its compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of Tyler, and such other reports and documents so filed as the Principal Shareholder may reasonably request in availing himself of any rule or regulation of the SEC allowing the Principal Shareholder to sell any such shares without registration.

ARTICLE XV

GENERAL PROVISIONS

15.1 Notices. All notices, requests, demands, and other communications to any Party or given under this Agreement will be in writing and delivered personally, by overnight delivery or courier, by registered mail, or by electronic transmission (with confirmation of receipt of electronic transmission) to the Parties at the address or electronic mail address specified below. Each notice, request, demand, or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received for all purposes at such time as it is delivered to the addressee with the return receipt, the delivery receipt, the affidavit of messenger, the confirmation of receipt of electronic transmission, or at such time as delivery is refused by the addressee upon presentation. Each Party may designate by notice in writing a new address to which any notice, demand, request, or communication may thereafter be so given, served, or sent.

(a) if to Tyler, Merger LLC, or (after the Effective Time) the Surviving Company:

Tyler Technologies, Inc.

5101 Tennyson Parkway

Plano, TX 75024

Attention: H. Lynn Moore, Jr., Executive Vice President & General Counsel

Fax: 972-713-3777

E-mail: Lynn.Moore@tylertech.com

with a copy (which shall not constitute notice) to:

Munck Wilson Mandala, LLP

12770 Coit Road, Suite 600

Dallas, TX 75251

Attention: Randall G. Ray, Esq.

Fax: 972-628-3616

E-mail: rray@munckwilson.com

(b) if to the Principal Shareholder, the Shareholders’ Representative or (before the Effective Time) NWS:

c/o Larry D. Leinweber

888 West Big Beaver, Suite 600

Troy, MI 48084-4749

E-mail: ldl0741@comcast.net

with a copy (which shall not constitute notice) to:

Honigman Miller Schwartz and Cohn LLP

2290 First National Building

660 Woodward Avenue

Detroit, MI 48226

Attention: Donald J. Kunz, Esq.

Fax: 313-465-7455

E-mail: dkunz@honigman.com

15.2 Assignment. No Party may assign this Agreement or any of its rights or obligations arising hereunder without the prior written consent of the other Parties; provided, however, that, without the consent of NWS, Tyler may, without relieving Tyler from its liabilities or obligations hereunder, (i) assign this Agreement, and its rights and obligations hereunder, to an Affiliate of Tyler or to an entity formed, controlled and primarily owned by Tyler or (ii) make a collateral assignment of this Agreement, and its rights and obligations hereunder, to any Financing Source in connection with the transactions contemplated hereby.

15.3 Entire Agreement, Amendments, and Waiver. This Agreement (together with any Exhibits, Annexes, and Schedules hereto) and all certificates, documents, instruments, and writings that are delivered pursuant hereto contain the entire understanding of the Parties with respect to the transactions contemplated hereby and supersede all prior agreements, arrangements, and understandings relating to the subject matter hereof, including the Term Sheet, but excluding the Non-disclosure Agreement, which shall continue to be binding on NWS and Tyler. This Agreement may be amended, superseded, or canceled only by a written instrument duly executed by the Parties specifically stating that it amends, supersedes, or cancels this Agreement. Any of the terms of this Agreement and any condition to a Party’s obligations hereunder may be waived only in writing by that Party specifically stating that it waives a term or condition hereof. No waiver by a Party of any one or more conditions or defaults by the other in performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future conditions or defaults, whether of a like or different character, nor shall the waiver constitute a continuing waiver unless otherwise expressly provided. Notwithstanding anything to the contrary contained herein, Section 15.2, this Section 15.3, Section 15.4, Section 15.8, and Section 15.15 may not be amended, superseded, cancelled or waived in a manner that impacts or is adverse in any respect to any Financing Source without the prior consent of such Financing Source.

15.4 Governing Law; Consent to Jurisdiction; and Dispute Resolution.

(a) GOVERNING LAW. THIS AGREEMENT AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF, OR RELATE TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION, OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF, OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT) SHALL BE GOVERNED BY, ENFORCED IN ACCORDANCE WITH, AND INTERPRETED UNDER, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS; PROVIDED THAT,

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, ANY ACTION OR PROCEEDING (WHETHER IN CONTRACT OR TORT) ARISING OUT OF OR RELATING TO THE DEBT FINANCING, THE FINANCING LETTER OR THE PERFORMANCE THEREOF SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) CONSENT TO JURISDICTION. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE, AND APPROPRIATE APPELLATE COURTS THEREFROM, OVER ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH DISPUTE OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COURTS. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE; PROVIDED THAT, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EACH OF THE PARTIES HERETO AGREES THAT IT WILL NOT BRING OR SUPPORT ANY ACTION OR PROCEEDING (WHETHER IN CONTRACT OR TORT) AGAINST ANY FINANCING SOURCE IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING, BUT NOT LIMITED TO, ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT FINANCING, THE FINANCING LETTER OR THE PERFORMANCE THEREOF, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN IN NEW YORK COUNTY, OR, IF UNDER APPLICABLE LAW EXCLUSIVE JURISDICTION IS VESTED IN THE FEDERAL COURTS, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (AND APPELLATE COURTS THEREOF) AND THAT IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING (WHETHER IN CONTRACT OR IN TORT) THE GOVERNING LAW SPECIFIED THE FINANCING LETTER SHALL GOVERN. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. THIS CONSENT TO JURISDICTION IS BEING GIVEN SOLELY FOR PURPOSES OF THIS AGREEMENT AND IS NOT INTENDED TO, AND SHALL NOT, CONFER CONSENT TO JURISDICTION WITH RESPECT TO ANY OTHER DISPUTE IN WHICH A PARTY TO THIS AGREEMENT MAY BECOME INVOLVED. EACH PARTY CONSENTS TO PROCESS BEING SERVED BY ANY OTHER PARTY TO THIS AGREEMENT IN ANY PROCEEDING OF THE NATURE SPECIFIED IN THIS SECTION 15.4(b) BY THE MAILING OF A COPY THEREOF IN THE MANNER SPECIFIED BY THE PROVISIONS OF SECTION 15.1.

(c) Recovery of Costs and Attorneys’ Fees. If there are any Proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, after the entry of a final written non-appealable order, if one Party has predominantly prevailed in the dispute, it shall be entitled to recover from the other Party all court costs, fees, and expenses relating to such Proceeding, including reasonable attorneys’ fees that are specifically included in such court award.

15.5 Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any Party to be valid and binding on the Parties, such consent or approval must be in writing.

15.6 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Facsimile or other electronic transmission of any signed original document or retransmission of any such signed transmission will be deemed the same as delivery of an original. At the request of any Party, the Parties will confirm facsimile or other electronic transmission by signing a duplicate original document.

15.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the Parties from realizing the major portion of the economic benefits of this Agreement and the transactions contemplated hereby that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

15.8 No Third-Party Beneficiaries. Except as (i) otherwise provided in Section 7.13 or (ii) with respect to indemnification rights in ARTICLE VIII and ARTICLE XI, nothing in this Agreement shall provide any benefit to any Third Party or entitle any Third Party to any claim, cause of action, remedy, or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third-party beneficiary Contract; provided that, notwithstanding anything to the contrary contained in this Agreement, the Financing Sources shall be third party beneficiaries of the provisions set forth in Section 15.2, Section 15.3, Section 15.4, this Section 15.8, and Section 15.15.

15.9 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

15.10 Disclosure Schedule. The information in the Disclosure Schedule constitutes (a) exceptions or qualifications to representations, warranties, covenants, and obligations of NWS as set forth in this Agreement or (b) descriptions or lists of assets and liabilities and other items referred to in this Agreement. Neither the specification of any dollar amount in any representation or warranty nor the disclosure of a document or information in the Disclosure Schedule is intended, or shall be construed or offered in any dispute between the Parties as evidence of, the materiality of such dollar amount, document, or information, nor does it establish any standard of materiality upon which to judge the inclusion or omission of any similar documents or information in that Schedule or any other Schedule. The information contained in this Agreement and the Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission of any matter whatsoever, including of any violation of Law or breach of any Contract. An exception or qualification set forth in the Disclosure Schedule with respect to a particular representation or warranty shall be deemed to be an exception or qualification with respect to all other applicable representations and warranties to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other Disclosure Schedule or Disclosure Schedules, whether or not such exception or qualification is so numbered or such other representations and warranties expressly refer to a Schedule. The Disclosure Schedule shall not be construed as indicating that any disclosed information is required to be disclosed, and no disclosure shall be construed as an admission that such information is material to, or required to be disclosed by, NWS. Capitalized terms used in the Disclosure Schedule that are not defined therein shall have the meaning given them in this Agreement. From time to time prior to the Closing, NWS shall have the right (but not the obligation) to supplement or amend the Disclosure Schedule, with express reference therein to the applicable Schedule(s), to reflect the existence or happening of any matter hereafter arising or occurring which, if existing as of the date hereof, would have been required to be set forth or described in the Disclosure Schedule (each such amendment or supplement, a “Disclosure Schedule Supplement”), and each such Disclosure Schedule Supplement shall be deemed to be incorporated into and to supplement and amend the Disclosure Schedule as of the Closing Date. In the event such event, development, or occurrence that is the subject of the Disclosure Schedule Supplement constitutes or relates to something that has had a Material Adverse Effect, then Tyler shall have the right to terminate this Agreement for failure to satisfy the closing conditions set forth in Sections 9.2(a) or 9.2(c), as applicable; provided, however, that if Tyler has the right to, but does not elect to terminate this Agreement within five Business Days of its receipt of such Disclosure Schedule Supplement, then Tyler shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter under the conditions set forth in Sections 9.2(a) or 9.2(c), as applicable.

15.11 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 15.4(b), this being in addition to any other remedy to which they are entitled at law or in equity.

15.12 Exclusivity of Agreement. The Parties have voluntarily agreed to define their rights, liabilities, and obligations respecting the subject matter of this Agreement exclusively in contract pursuant to the express terms and provisions of this Agreement, and the Parties expressly disclaim that they are owed any duties not expressly set forth in this Agreement. The sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein) shall be those remedies available at law or in equity for breach of contract only (as such contract remedies may be further limited or excluded pursuant to the express terms of this Agreement); and the Parties hereby waive and release any and all tort claims and causes of action that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including any tort claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

15.13 Shareholders’ Representative.

(a) To the extent permitted by Law, the Shareholders hereby irrevocably appoint the Shareholders’ Representative as the representative, agent, proxy, and attorney-in-fact for all the Shareholders for all purposes under this Agreement including the full power and authority on the Shareholders’ behalf: (i) to consummate the transactions contemplated by this Agreement including the execution and delivery of all other agreements, instruments, and documents contemplated hereby or executed in connection herewith, (ii) to negotiate disputes arising under, or relating to, this Agreement, and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith, (iii) to receive and disburse to the Shareholders any funds received on behalf of the Shareholders under this Agreement, or otherwise, (iv) to withhold any amounts received on behalf of the Shareholders pursuant to this Agreement, or otherwise to satisfy any and all obligations or liabilities incurred by the Shareholders’ Representative in the performance of its duties hereunder, (v) to execute and deliver any amendment or waiver to this Agreement, and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (without the prior approval of the Shareholders), and (vi) to take all other actions to be taken by or on behalf of the Shareholders in connection with this Agreement, and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith. The Shareholders, by executing this Agreement, further agree that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Shareholders’ Representative and shall survive the death, incapacity, bankruptcy, dissolution, or liquidation of any Shareholder. All decisions and actions by the Shareholders’ Representative shall be binding upon all of the Shareholders, and no Shareholder shall have the right to object, dissent, protest, or otherwise contest the same. The Shareholders’ Representative shall have no duties or obligations hereunder except those set forth herein and such duties and obligations shall be determined solely by the express provisions of this Agreement.

(b) Each Shareholder hereby severally, for itself only and not jointly, agrees to indemnify and hold harmless the Shareholders’ Representative and his agents and assigns against all liabilities, claims, actions, damages, losses, and expenses (including legal and other professional fees and expenses, and litigation costs) of any kind (whether known or unknown, fixed or contingent) (“Shareholders’ Representative Expenses”) arising out of or in connection with (i) the Shareholders’ Representative’s omissions to act, or actions taken, resulting from, arising out of, or incurred in connection with, or otherwise with respect to this Agreement, or (ii) services taken with respect to this Agreement or believed to be in the scope of the Shareholders’ Representative or his agents and assigns authority, provided that the Shareholders’ Representative has not acted with fraud, in each case as any such Shareholders’ Representative Expenses is suffered or incurred. The Shareholders’ Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Shareholder. The Shareholders’ Representative shall not be liable to any Shareholder for any action taken or omitted by the Shareholders’ Representative or any agent employed by the Shareholders’ Representative hereunder or under any other document or instrument contemplated hereby, or in connection therewith, except that the Shareholders’ Representative shall not be relieved of any liability imposed by law for fraud. The Shareholders’ Representative shall not be liable to any of the Shareholders for action taken in good faith. The Shareholders’ Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Neither the Shareholders’ Representative nor any agent employed by it shall incur any liability to any Shareholder by virtue of the failure or refusal of the Shareholders’ Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder, except for actions or omissions constituting fraud.

(c) If the Shareholders’ Representative resigns or is otherwise unable or unwilling to serve in such capacity, then the Principal Shareholder will appoint a new Person to serve as a replacement for such Shareholders’ Representative and will provide prompt written notice thereof to Tyler. Until such notice is received, Tyler will be entitled to rely on the actions and statements of the previous Shareholders’ Representative and all such actions and statements shall be binding on the Shareholders.

15.14 Attorney-Client Privilege. No Tyler Entity nor the Surviving Company may assert any privilege in order to prevent disclosure to any Shareholder or any of their Affiliates of any communications between NWS and Honigman Miller Schwartz and Cohn LLP that occurred before the Closing.

15.15 No Recourse to Financing Sources. Notwithstanding anything herein to the contrary, NWS, each Shareholder and the Shareholders’ Representative (in each case on behalf of itself and each of its shareholders, partners, members, Affiliates, directors, officers, employees, agents, and representatives) hereby waives any rights or claims against Financing Source in connection with this Agreement, the Debt Financing, and the Financing Letter, whether at law or equity, in contract, in tort, or otherwise, and NWS, each Shareholder and the Shareholders’ Representative (in each case on behalf of itself and each of its shareholders, partners, members, Affiliates, directors, officers, employees, agents, and representatives) agrees not to commence (and if commenced agrees to dismiss or otherwise terminate) any action or proceeding against any Financing Source in connection with this Agreement or any transaction contemplated hereby or thereby (including any action or proceeding relating to the Debt Financing or the Financing Letter). In furtherance and not in limitation of the foregoing waiver, it is agreed that no Financing Source shall have any liability for any claims, losses, settlements, liabilities, damages, costs, expenses, fines, or penalties to NWS, any Shareholder, or the Shareholders’ Representative (or any of their respective shareholders, partners, members, Affiliates, directors, officers, employees, agents, and representatives) in connection with this Agreement or any transaction contemplated hereby or thereby (including any action or proceeding relating to the Debt Financing or the Financing Letter). Nothing in this Section 15.15 shall in any way (a) expand the circumstances in which any Tyler Entity may be liable under this Agreement or as a result of the transactions contemplated hereby (including as a result of the Debt Financing) or (b) limit or qualify the obligations and liabilities of the parties to the Financing Letter to each other thereunder or in connection therewith.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

TYLER:

TYLER TECHNOLOGIES, INC.

By:		/s/ JOHN S. MARR
John S. Marr
Chief Executive Officer and President

MERGER LLC:

BRINSTON ACQUISITION, LLC

By:		Tyler Technologies, Inc.,
its sole member

	By:	/s/ JOHN S. MARR
John S. Marr
Chief Executive Officer and President

NWS:

NEW WORLD SYSTEMS CORPORATION

By:		/s/ LARRY D. LEINWEBER
Larry D. Leinweber
President and Chief Executive Officer

PRINCIPAL SHAREHOLDER AND
SHAREHOLDERS’ REPRESENTATIVE:

/s/ LARRY D. LEINWEBER
LARRY D. LEINWEBER

Signature Page to Agreement and Plan of Merger

ANNEX I

Defined Terms

“Accountant” has the meaning set forth in Section 3.4(c).

“Accounting Guidelines” means the same accounting methods, practices, principles, policies, and procedures, with consistent classifications, judgments, and valuation and estimation methodologies that were used in the preparation of the Year-End Financial Statements for the most recent fiscal year-end as if such accounts were being prepared and audited as of a fiscal year-end.

“Affiliate” of, or “Affiliated” with, means, when used with respect to a specified Person, any other Person controlling, directly or indirectly controlled by, or under common control with the specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of the Person whether through the ownership of voting securities or by Contract.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Alternative Financing” has the meaning set forth in Section 7.15(c).

“Alternative Transaction” has the meaning set forth in Section 7.3(b).

“Ancillary Documents” means the Escrow Agreement, the Lock-up Agreements, the Registration Rights Agreement, and the Voting and Standstill Agreement.

“Authorization” means any authorization, permit, consent, or approval granted by any Governmental Authority.

“Average Trading Price” means the average closing sale price per share of the Tyler Common Stock on the New York Stock Exchange for the 20 Trading Days ending on the first Business Day prior to the date of execution of this Agreement, which was $145.117.

“Balance Sheet Date” has the meaning set forth in Section 5.7(a)(ii).

“Basket” has the meaning set forth in Section 11.6(a).

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in Dallas, Texas are authorized or required by Law to close.

“Change of Control Payments” has the meaning set forth in Section 5.14(b).

“Closing” has the meaning set forth in Section 2.2.

“Closing Balance Sheet” has the meaning set forth in Section 3.4(b).

“Closing Date” has the meaning set forth in Section 2.2.

ANNEX I	Page 1

“Closing Cash Consideration” has the meaning set forth in Section 3.2(a)(ii).

“Closing Merger Consideration” has the meaning set forth in Section 3.2(a)(ii).

“Closing Stock Consideration” has the meaning set forth in Section 3.2(a)(ii).

“Closing Working Capital” means the NWS Working Capital as of the close of business on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competitive Business” means any business that competes with the business conducted by NWS as of the Closing, including any business that provides Governmental Authorities with public administration or public safety software applications or similar applications, and any services related thereto.

“Contract” shall mean any binding agreement, contract, lease, consensual obligation, promise, or undertaking (whether written or oral).

“Current Assets” means the current assets of NWS set forth in the Financial Statements, including (a) cash and cash equivalents, (b) accounts receivable, trade (net of allowance for doubtful accounts), and (c) prepaid expenses and other current assets, but excluding (i) the portion of any prepaid expense of which Tyler will not receive the benefit following the Closing, (ii) deferred Tax assets and (iii) receivables from any of NWS’s Affiliates, directors, employees, officers, or Shareholders and any of their respective Affiliates, determined in accordance with GAAP applied using the Accounting Guidelines.

“Current Liabilities” means the current liabilities of NWS set forth in the Financial Statements including, without duplication, (a) current maturities of long-term debt, (b) accounts payable, (c) accrued liabilities, (d) customer deposits, (e) deferred revenues, (f) accrued, but not yet paid cash settlements of PIP incentive units under the Performance Incentive Plan, (g) accrued, but unpaid Change of Control payments, and (h) accrued, but unpaid premiums for any “tail” director and officer insurance policies obtained pursuant to Section 7.13(b), which shall include the Transaction Expenses, but excluding (i) payables to any of NWS’s Affiliates, directors, employees, officers, or Shareholders and any of their respective Affiliates and (ii) deferred Tax liabilities, all as determined in accordance with GAAP applied using the Accounting Guidelines.

“Debt Financing” means one or more debt financings resulting in Tyler’s access to funding in an aggregate amount of not less than $125,000,000.00, the terms of which shall be commercially reasonable and reasonably acceptable to Tyler.

“Deferred Revenue Liabilities” means, with respect to any specified date, the outstanding liabilities of NWS with respect to advance payments for (a) maintenance or services or (b) installation of Software or Software systems.

“Delaware Act” has the meaning set forth in Section 2.1.

ANNEX I	Page 2

“Disclosure Schedule” shall mean the Schedules delivered under this Agreement.

“Disclosure Schedule Supplement” has the meaning set forth in Section 15.10.

“DOJ” has the meaning set forth in Section 10.1(b)(i).

“Effective Time” has the meaning set forth in Section 2.4.

“Employee Stock Purchase Plan” means the New World Systems Corporation Employee Stock Purchase Plan (as amended).

“Encumbrances” means all liens, encumbrances, mortgages, pledges, security interests, charges, options, preemptive rights, rights of first refusal, reservations, restrictions or other encumbrances or defects in title.

“Environmental, Health, and Safety Laws” means any federal, state, or local Law, now in effect, including any judicial or administrative interpretation thereof, any judicial or administrative order, consent decree or judgment, or agreement with any Governmental Authority, relating to (a) pollution or exposure to Hazardous Substances, (b) the protection, preservation, or restoration of the environment, including laws relating to exposures to, or emissions, discharges, releases, or threatened releases of Hazardous Substances into ambient air, surface water, ground water, or land surface or subsurface strata, or (c) the manufacture, processing, labeling, distribution, use, treatment, storage, transport, handling, or disposal of any Hazardous Substance. “Environmental, Health, and Safety Laws” include, without limitation, (i) the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980 (CERCLA), 42 U.S.C. §§ 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101 et seq., the Atomic Energy Act, 42 U.S.C. §§ 2011 et seq., and the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq., in each case as amended from time to time, and any other federal, state, or local Laws relating to any of the foregoing, and (ii) any common law or equitable doctrine (including injunctive relief and tort doctrines such as negligence, nuisance, trespass, and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of, effects of, or exposure to any Hazardous Substance.

“ERISA” has the meaning set forth in Section 5.15(a).

“ERISA Affiliate” means any corporation or trade or business under common control with NWS as determined under Sections 414(b), (c), (m), or (o) of the Code.

“Escrow Account” means the account with and designated by the Escrow Agent into which the Escrow Amount is funded.

“Escrow Agent” means American Stock Transfer & Trust, LLC.

ANNEX I	Page 3

“Escrow Agreement” means the agreement by and among Tyler, the Shareholders’ Representative, and the Escrow Agent with respect to the Escrow Amount and the Escrow Account.

“Escrow Amount” means (a) on the Closing Date, an original amount equal to $33,500,000.00, which amount shall be funded by Tyler into the Escrow Account designated by the Escrow Agent as the Escrow Account, and (b) thereafter, the portion thereof then remaining in the Escrow Account (which, for purposes of clarity, shall include any interest accrued thereon), which amount shall be held and disbursed by the Escrow Agent in accordance with this Agreement and the Escrow Agreement.

“Escrowed Cash” has the meaning set forth in Section 3.3.

“Escrowed Shares” has the meaning set forth in Section 3.3.

“Estimated Closing Balance Sheet” has the meaning set forth in Section 3.4(a).

“Estimated Closing Statement” has the meaning set forth in Section 3.4(a).

“Estimated Closing Working Capital” has the meaning set forth in Section 3.4(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exclusivity Period” has the meaning set forth in Section 7.3.

“Exhibits” means any or all of the exhibits attached to and made a part of this Agreement.

“Financial Statements” has the meaning set forth in Section 5.7(a)(ii).

“FIRPTA Statement” has the meaning set forth in Section 8.11.

“Final Closing Working Capital” has the meaning set forth in Section 3.4(d).

“Financing Letter” has the meaning set forth in Section 6.8(b).

“Financing Sources” means those agents, arrangers, lenders, and other Persons that have entered into agreements in connection with the Debt Financing in connection with the transactions contemplated hereby (including, with respect to the Debt Financing, any lead arranger, any arranger, or any lender) and any joinder agreements, credit agreements, or other definitive documentation relating thereto, together with their respective Affiliates and their and their respective Affiliates’ officers, directors, partners, members, employees, controlling persons, agents, trustees, administrators, managers, advisors, and representatives and their respective successors and assigns.

“Fixed Assets” has the meaning set forth in Section 5.10(a).

“FTC” has the meaning set forth in Section 10.1(b)(i).

“Fundamental Representations” has the meaning set forth in Section 11.5.

ANNEX I	Page 4

“GAAP” shall mean generally accepted accounting principles for financial reporting applied consistently.

“Governmental Authority” means any federal, state, local, or foreign government, political subdivision or governmental or regulatory authority, agency, board, bureau, commission, instrumentality, or court or quasi-governmental authority.

“Hazardous Substances” means any substance presently listed, defined, designated, or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental, Health, and Safety Law. The term “Hazardous Substances” includes, without limitation, any substance to which exposure is regulated by any Governmental Authority or any Environmental, Health, and Safety Law including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde foam insulation, lead, or polychlorinated biphenyls.

“Holder Group” has the meaning set forth in Section 7.18.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“HSR Approval” shall mean (a) the receipt of early termination of the applicable waiting period, or (b) the expiration of any applicable waiting period, under the HSR Act.

“Indemnified Party” has the meaning set forth in Section 11.3.

“Indemnifying Party” has the meaning set forth in Section 11.3.

“Information Systems” has the meaning set forth in Section 5.12(i).

“Intellectual Property” means all of the following: (a) patents, patent applications, and patent disclosures; (b) trademarks, service marks, trade dress, corporate names, logos, and slogans (and all translations, adaptations, derivations, and combinations of the foregoing), together with all goodwill associated with each of the foregoing; (c) Internet domain names; (d) copyrights and copyrightable works; (e) registrations and applications for any of the foregoing; (f) trade secrets, confidential information, know-how, and inventions; and (g) all Software and Technology of NWS used in connection with its business, including the sale of products and services to its customers.

“Insurance Policy” has the meaning set forth in Section 5.16(a).

“Interim Balance Sheet” has the meaning set forth in Section 5.7(a)(ii).

“Interim Financial Statements” has the meaning set forth in Section 5.7(a)(ii).

“Internal Use Software” means licensed Software used by NWS in the operation of its business (and not held for sublicense to customers in the ordinary course of business) and includes “off-the-shelf,” non-customized third-party Software licensed to NWS for internal use on a non-exclusive basis).

ANNEX I	Page 5

“Investment Representation Letter” has the meaning set forth in Section 14.1(b).

“Investor Suitability Questionnaire” has the meaning set forth in Section 14.2(c).

“IRS” means the United States Internal Revenue Service or any successor Governmental Authority.

“Knowledge” means with respect to any Person, such Person is actually aware of the particular fact or matter. Without limiting the foregoing, (i) the Knowledge of NWS is deemed to include the Knowledge of the Principal Shareholder, Greg Sebastian, Greg Wandrei, Sandro Viselli, Brian Leary, Erin Miller, Bryan Proctor, and Craig Bickley, and (ii) the Knowledge of Tyler or Merger LLC is deemed to include the Knowledge of the officers and directors of Tyler named in its SEC Reports.

“Law” or “Laws” means any and all federal, state, local, or foreign statutes, laws, ordinances, codes, regulations, orders, decrees, judgments, and rules of any Governmental Authority, including those covering environmental, Tax, energy, safety, health, transportation, bribery, recordkeeping, zoning, discrimination, antitrust, and wage and hour matters, in each case as amended and in effect from time to time.

“Lease” has the meaning set forth in Section 5.10(b).

“Leased Real Property” has the meaning set forth in Section 5.10(b).

“Licensed Intellectual Property” has the meaning set forth in Section 5.12(c).

“Lock-up Agreement” has the meaning set forth in Section 7.6(a).

“Loss” or “Losses” means all actual, out-of-pocket liabilities, losses, claims, damages, assessments, adjustments, fees, costs, and expenses (including reasonable attorneys’ fees and costs).

“Material Adverse Effect” shall mean any change, circumstance, condition, effect, event, occurrence, result, or state of facts that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the financial condition or results of operations of NWS; but excluding any change, circumstance, condition, effect, event, occurrence, result, or state of facts: (a) relating to economic, financial, banking, or securities markets, or geopolitical conditions in general; (b) relating to the software services industry generally, to the extent such change, circumstance, condition, effect, event, occurrence, result, or state of facts does not materially, disproportionately impact NWS; (c) relating to changes in Law; (d) relating to changes in applicable accounting regulations or principles or interpretations thereof; (e) relating to the announcement or pendency of this Agreement and the transactions contemplated hereby, including any termination of, reduction in, or similar negative impact on relationships, contractual or otherwise, with any customers, distributors, employees, partners, or suppliers of NWS to the extent due to the announcement and performance of this Agreement or

ANNEX I	Page 6

the identity of the Parties, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein; (f) relating to any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the transactions contemplated hereby; (g) resulting from changes by NWS in their accounting methods, policies, or procedures; (h) relating to acts of war or terrorism involving the United States or its interests or any escalation or worsening of any of the foregoing; or (i) relating to any breach of this Agreement, or any other action taken, by either Tyler Entity.

“Material Contracts” has the meaning set forth in Section 5.11(a).

“Material Customers” has the meaning set forth in Section 5.11(a).

“Merger” has the meaning set forth in Recital A of this Agreement.

“Merger Filings” has the meaning set forth in Section 2.4.

“Merger LLC” has the meaning set forth in preamble of this Agreement.

“Merger LLC Agreement” has the meaning set forth in Section 2.6(e).

“Merger LLC Certificate of Formation” has the meaning set forth in Section 2.6(a).

“Michigan Act” has the meaning set forth in Section 2.1.

“Non-disclosure Agreement” means that certain Non-disclosure Agreement, dated as of August 20, 2014, by and between Tyler and NWS.

“NWS” has the meaning set forth in the preamble of this Agreement.

“NWS Common Stock” has the meaning set forth in Recital A of this Agreement.

“NWS Developed Software” has the meaning set forth in Section 5.12(h).

“NWS Plan” has the meaning set forth in Section 5.15(a).

“NWS Working Capital” means: (a) the Current Assets of NWS, less (b) the sum of (i) the Current Liabilities of NWS, (ii) Deferred Revenue Liabilities (excluding the current portion thereof), and (iii) debt of NWS (excluding the current portion thereof), all as determined in accordance with GAAP applied using the Accounting Guidelines.

“Objection Notice” has the meaning set forth in Section 3.4(c).

“Outside Date” has the meaning set forth in Section 10.1(b)(i).

“Owned Intellectual Property” has the meaning set forth in Section 5.12(a).

“Owned Real Property” has the meaning set forth in Section 5.10(b).

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“Parties” has the meaning set forth in preamble of this Agreement.

“Per Share Merger Consideration” has the meaning set forth in Section 3.1(b).

“Performance Incentive Plan” means the Terms and Conditions of New World Systems Corporation (New World) Performance Incentive Plan (PIP).

“Permitted Encumbrances” means (a) any Encumbrances reserved against in the Interim Balance Sheet; (b) Encumbrances for Taxes not yet due and payable or which are being contested in good faith and by appropriate Proceedings if adequate reserves with respect thereto are maintained on NWS’s books and records in accordance with GAAP applied using the Accounting Guidelines; (c) obligations under operating and capital leases described on Schedule 5.8(a); (d) all Contracts, instruments, obligations, encumbrances, defects, and irregularities of title, if any affecting NWS’s assets which, individually or in the aggregate, do not materially interfere with the present operation of NWS or its business or the use of NWS’s assets; (e) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business, provided NWS is not in default of any obligation related thereto or giving rise thereto; (f) easements, rights of way, zoning ordinances, and other similar encumbrances affecting real property; (g) Encumbrances arising under original purchase Contracts and equipment leases with Third Parties entered into in the ordinary course of business; and (h) Encumbrances disclosed on Schedule A-1.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

“Post-Closing Tax Period” means any Taxable period beginning after the Closing Date and, with respect to any Taxable period beginning before and ending after the Closing Date, the portion of such Taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of NWS for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any Taxable period ending on or before the Closing Date and, with respect to any Taxable period beginning before and ending after the Closing Date, the portion of such Taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of NWS for any Pre-Closing Tax Period.

“Principal Shareholder” has the meaning set forth in preamble of this Agreement.

“Proceeding” means any action, suit, claim, investigation, review, or other judicial or administrative proceeding, at Law or in equity, before or by any Governmental Authority or arbitration panel.

“Pro Rata Share” means, with respect to any Shareholder, such Person’s ownership interest in NWS as of immediately prior to the Effective Time, determined by dividing (a) the number of shares of NWS Common Stock owned of record and beneficially by such Person immediately prior to the Effective Time, by (b) the Total Shares, as set forth on Schedule 3.2(b).

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“Qualified Plan” has the meaning set forth in Section 5.15(b).

“Registration Rights Agreement” has the meaning set forth in Section 7.6(b).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.

“Restraints” has the meaning set forth in Section 9.1(b).

“Restricted Shares” has the meaning set forth in Section 14.1.

“Schedule” means one of the disclosure schedules constituting the Disclosure Schedule.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 6.9.

“Second Request” has the meaning set forth in Section 10.1(b)(i).

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder Consent” has the meaning set forth in Section 7.4(a).

“Shareholder Notice” has the meaning set forth in Section 7.4(b).

“Shareholders” has the meaning set forth in the preamble to this Agreement.

“Shareholders’ Representative” means the Principal Shareholder.

“Shareholders’ Representative Expenses” has the meaning set forth in Section 15.13(b).

“Software” means, except to the extent generally available for purchase from a Third Party, any and all (a) computer programs, including any and all software implementations of algorithms, models, and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts, and other work product used to design, plan, organize, and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons, and icons, and (d) all documentation including user manuals and other training documentation related to any of the foregoing.

“Solvent” has the meaning set forth in Section 6.8(a).

“Stock Certificate” has the meaning set forth in Section 3.1(b).

“Straddle Period” has the meaning set forth in Section 8.6.

“Survival Period” has the meaning set forth in Section 11.5.

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“Surviving Company” has the meaning set forth in Section 2.1.

“Tax Claim” has the meaning set forth in Section 8.7.

“Tax” or “Taxes” (or “Taxable” where the context requires) means any and all U.S. federal, state, local, or non-U.S. net or gross income, gross receipts, net proceeds, built-in gains, sales, use, ad valorem, value added, franchise, margins, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, Transfer Taxes, unemployment, social security, workers’ compensation, capital, premium, recapture, environmental (including taxes under Section 59A of the Code), customs, duties, net worth, registration, business license fees, estimated, and other taxes, fees, assessments, or charges, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto and any interest in respect of such additions or penalties.

“Tax Representations” has the meaning set forth in Section 11.5.

“Tax Return” shall mean any report, statement, form, return, or other document or information required to be supplied to a Governmental Authority responsible for Taxes in connection with Taxes.

“Technology” means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by, or related to, or are used in the NWS’ business, other than any in the form of Software.

“Term Sheet” means that certain Outline of Terms, dated August 14, 2015, between Tyler and NWS.

“Termination Fee” has the meaning set forth in Section 10.6.

“Territory” means the United States of America.

“Third Party” means a Person that is not a Party or Affiliated with a Party.

“Total Cash Consideration” has the meaning set forth in Section 3.2(a)(ii).

“Total Merger Consideration” has the meaning set forth in Section 3.2(a)(ii).

“Total Shares” means the total number of issued and outstanding shares of NWS Common Stock (excluding any treasury shares), which is 3,219,250 as of the date of this Agreement.

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“Total Stock Consideration” has the meaning set forth in Section 3.2(a)(ii).

“Trading Day” means any day on which the Tyler Common Stock is traded on the New York Stock Exchange; provided that it shall not include any day on which the Tyler Common Stock is (a) scheduled to trade for less than five hours or (b) suspended from trading.

“Transaction Expenses” means the amount of the outstanding fees, costs, and expenses (including fees, costs, and expenses of legal counsel, investment bankers, brokers, or other Representatives and consultants and appraisal fees, costs, and expenses of NWS or the Shareholders) incurred by NWS or the Shareholders in connection with the negotiation, preparation, approval, or authorization of this Agreement or the transactions contemplated hereby and that are outstanding as of immediately prior to the Closing, to the extent not paid by NWS or the Shareholders before the Closing and that are not the direct liability and obligation of one or more Shareholders (and, therefore, not accrued by NWS). A detailed schedule of the Transaction Expenses shall be included with the Estimated Closing Balance Sheet.

“Transfer Taxes” means any and all sales, use, value-added, transfer, real property transfer, recording, documentary, stamp, registration, stock transfer, and other similar Taxes or fees.

“Tyler” has the meaning set forth in preamble of this Agreement.

“Tyler Common Stock” means shares of Tyler common stock, par value $0.01 per share.

“Tyler Entity” has the meaning set forth in preamble of this Agreement.

“Tyler Material Adverse Effect” shall mean any change, circumstance, condition, effect, event, occurrence, result, or state of facts that prevents or materially impedes, interferes with, hinders, or delays, or could reasonably be expected to do so, beyond the Outside Date the consummation by the Tyler Entities of the Merger or the other transactions contemplated by this Agreement.

“VEBA” has the meaning set forth in Section 5.15(a).

“Voting and Standstill Agreement” has the meaning set forth in Section 7.6(c).

“Wiring Instructions” has the meaning set forth in Section 3.2(b)(ii).

“Working Capital Holdback” means $4,000,000, representing the amount of Total Cash Consideration to be withheld by Tyler at Closing subject to Section 3.4. Schedule 3.2(b) sets forth the allocation of the Working Capital Holdback among the Shareholders based upon the allocation of Total Cash Consideration among them.

“Year-End Financial Statements” has the meaning set forth in Section 5.7(a)(i).

ANNEX I	Page 11

ANNEX II

Interpretation

1. All references to Sections, Articles, Exhibits, Annexes, or Schedules are to Sections, Articles, Exhibits, Annexes, or Schedules of this Agreement.

2. The words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, or other subdivision.

3. Accounting terms that are not otherwise defined in this Agreement have the meanings given to them under GAAP, and if the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

4. “$” refers to U.S. dollars.

5. The terms “include,” “includes,” and “including” are not limiting, but rather shall be deemed to be followed by the words “without limitation” if such words or the equivalent thereof are not present.

6. The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”

7. The terms defined in Annex I and elsewhere in this Agreement include the plural as well as the singular.

8. Pronouns refer to the masculine, feminine, or neuter gender as the identity of the applicable Person may require.

9. Captions and headings are only for reference.

10. The term “day” refers to a calendar day unless expressly identified as a Business Day.

EXHIBIT A

Lock-up Agreement

EXHIBIT B

Registration Rights Agreement

EXHIBIT C

Voting and Standstill Agreement